MGI PROPERTIES
                                30 Rowes Wharf
                         Boston, Massachusetts 02110

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                March 21, 1996

To the Shareholders of
 MGI Properties:

   Notice is Hereby Given that the Annual Meeting of Shareholders (the "Annual Meeting") of MGI Properties (the "Trust") will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, on March 21, 1996 at 10:00 A.M. for the following purposes:

     1. To elect three Trustees; and

     2. To consider and act upon such other business as may properly come before the Annual Meeting.

   Only shareholders of record at the close of business on February 9, 1996 will be entitled to vote at the Annual Meeting.

   If you do not expect to attend the Annual Meeting, please sign and promptly mail the enclosed proxy in order that your shares may be voted for you. A return envelope is provided for your convenience.

                                 By Order of the Trustees,

                                 W. Pearce Coues
                                 Chairman of the Board of Trustees

Dated: Boston, Massachusetts
       February 20, 1996

   MGI PROPERTIES is a Massachusetts trust and all persons dealing with the Trust must look solely to the property of this Trust for the enforcement of any claims against the Trust. Neither the Trustees, officers, agents nor shareholders of this Trust assume any personal liability for obligations entered into on its behalf.

                                MGI PROPERTIES
                                30 Rowes Wharf
                         Boston, Massachusetts 02110

                        ANNUAL MEETING OF SHAREHOLDERS
                                March 21, 1996

                               PROXY STATEMENT

   This Proxy Statement is being mailed to the shareholders of MGI Properties (the "Trust") on or about February 20, 1996, in connection with the solicitation by the Trust's Board of Trustees (the "Board of Trustees") of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, on March 21, 1996. The meeting has been called for the following purposes: (1) to elect three Trustees; and (2) to consider and act upon such other business as may properly come before the Annual Meeting.

                          PROXIES AND VOTING RIGHTS

   The voting securities of the Trust outstanding on February 9, 1996 consisted of 11,531,336 of the Trust's Common Shares (the "Common Shares") entitling the holders thereof to one vote per Common Share. Shareholders of record at the close of business on February 9, 1996 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding Common Shares is required to be represented to constitute a quorum for the holding of the Annual Meeting. The affirmative vote of the holders of Common Shares representing not less than 66-2/3% of the total votes authorized to be cast by shares of all classes which are present in person or by proxy and entitled to vote and voting on the election of Trustees (i.e., Proposal No. 1) is required for the election of each of the nominees for Trustees (i.e., 66-2/3% of the votes cast). In the event that no nominee for a particular trusteeship receives the requisite number of votes for election to such trusteeship at the Annual Meeting, the incumbent Trustee shall remain in office until the next annual meeting of the Trust's shareholders and until a successor is elected and qualified. At that annual meeting, such nominee would stand for election for the remainder of such term, together with the nominees for the class whose term then expires.

   With regard to the election of Trustees, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (except on the election of Trustees) and will be counted as present for purposes of the item on which the abstention is noted. Under the rules of the New York Stock Exchange, brokers who hold Common Shares in street name for customers have the authority to vote, under certain circumstances, on items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on Proposal 1.

   All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Trust at any time prior to exercise. If not revoked, the Common Shares represented thereby will be voted at the Annual Meeting. All proxies will be voted in accordance with the instructions specified thereon.

All expenses in connection with the solicitation will be borne by the Trust. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Trust may also solicit proxies by telephone, telecopier or in person, without additional compensation. Beacon Hill Partners, Inc., a proxy solicitation firm, will assist the Trust in soliciting proxies with respect to Common Shares held of record by brokers or other nominees at a cost of $2,500 plus reasonable out-of-pocket expenses.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

   As of February 9, 1996, all of the current Trustees and executive officers as a group owned approximately 6.4% of the outstanding Common Shares (including Common Shares underlying presently exercisable options). See "Election of Trustees" for information on the number of Common Shares beneficially owned by each of the Trust's Trustees (including the nominees for election as Trustees) and by such Trustees and executive officers as a group.

   Based on a Schedule 13G dated January 26, 1996, Welch & Forbes, Inc., a Massachusetts corporation with its principal place of business located at 45 School Street, Boston, Massachusetts 02108 ("Welch & Forbes"), beneficially owned 683,168 of the outstanding Common Shares, representing 5.9% thereof as of such date. Of such Common Shares, Welch & Forbes has (i) sole voting power with respect to 646,640 of such shares, (ii) shared voting power with respect to 36,528 of such shares and (iii) sole dispositive power with respect to all such shares. Except for the foregoing, there was no person who, to the knowledge of the Trust's management, owned beneficially more than five percent of the outstanding Common Shares as of February 9, 1996.

                                PROPOSAL NO. 1
                             ELECTION OF TRUSTEES

   The Board of Trustees is divided into three classes. Each class is elected by the shareholders.

   Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below to serve as Trustees for the term indicated herein and until their successors are elected and qualified. The three nominee-Trustees have consented to serve if elected; however, should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee.

   The following table contains certain information regarding the Trustees, including nominees for election as Trustees:

              Name, Age, Principal Occupation                             Common Shares
                for the Past Five Years and                               Beneficially
                Current Public Directorships                  Trustee        Owned on         Percent
                      or Trusteeships                          Since    February 9, 1996     of Class
-----------------------------------------------------------    ------   -----------------   ---------
Trustee-Nominees:
 To be elected for a term of three years, expiring on the
 date of the annual meeting in 1999:

Francis P. Gunning (72)                                         1971         21,000           (1) (2)
 Retired Executive Vice President and General Counsel,
 Teachers Insurance and Annuity Association of America and
 College Retirement Equities Fund (insurance and annuity
 business).

                                      2


              Name, Age, Principal Occupation                            Common Shares
                for the Past Five Years and                               Beneficially
                Current Public Directorships                  Trustee       Owned on          Percent
                      or Trusteeships                          Since    February 9, 1996     of Class
-----------------------------------------------------------    ------   -----------------   ---------
George M. Lovejoy, Jr. (65)                                     1993          20,300          (1) (2)
 President, Fifty Associates (a real estate investment
 trust); currently Trustee of the following mutual funds:
 Scudder Cash Investment Trust; Scudder GNMA Fund; Scudder
 Growth & Income Fund; Scudder Quality Growth Fund; Scudder
 Income Fund; Scudder Balanced Fund; Scudder Managed
 Municipal Bonds; Scudder High Yield Tax Free Fund and
 Scudder Tax Free Money Fund; Director, Latin American
 Dollar Income Fund.

 To be elected for a term of one year, expiring on the date of the annual meeting in 1997:

William F. Murdoch, Jr. (65)                                     --            1,000            (1)
 Principal, Murdoch Associates (a real estate consulting
 firm) for more than five years; currently Trustee of
 Rockefeller Center Properties, Inc. (a real estate
 investment trust).

Trustees Continuing in Office:
  To continue in office for a term of two years, expiring on the date of the annual meeting in 1998:

W. Pearce Coues (55)                                            1982         336,825         2.8% (3)
 Chairman of the Board of Trustees and Chief Executive
 Officer of the Trust

Herbert D. Conant (71)                                          1988          20,500          (1) (4)
 Retired Chairman of the Board and Chief Executive Officer,
 The Turner Corporation, from 1985 through February 1989.

George S. Bissell (66)                                          1995          21,000          (1) (2)
 Chairman of the Board and previously Chief Executive
 Officer, Keystone Group, Inc.
 To continue in office for a term of one year, expiring on
 the date of the annual meeting in 1997:

Rodger P. Nordblom (68)                                         1984          21,000          (1) (2)
 Chairman of the Board and previously President, Nordblom
 Company (a real estate development and management firm)
 for more than five years.

Colin C. Hampton (73)                                           1984          26,000          (1) (2)
 Retired Chairman of the Board and Chief Executive Officer,
 UNUM Corporation.

--------------------
(1) Less than 1% of the outstanding Common Shares.

(2) Includes presently exercisable options to purchase an aggregate of 20,000 Common Shares granted pursuant to the 1982 Trustees' Plan and the 1988 Trustees' Plan.

(3) Includes 246,500 presently exercisable options and excludes 22,500 options not presently exercisable, to purchase an aggregate of 269,000 Common Shares granted pursuant to the 1988 Employee Plan, the 1982 Incentive Plan, the 1982 Trustees' Plan, the 1988 Trustees' Plan and the 1994 Employee Plan. Also includes 207 Common Shares owned by Mr. Coues' wife, as to which Mr. Coues disclaims beneficial ownership.

(4) Includes presently exercisable options to purchase an aggregate of 18,000 Common Shares granted pursuant to the 1982 Trustees' Plan and the 1988 Trustees' Plan.

   All of the current Trustees and executive officers as a group (10 persons) owned, or held presently exercisable options to purchase, an aggregate of 780,221 Common Shares, approximately 6.4% of the outstanding Common Shares (129,810 Common Shares outstanding plus 650,411 Common Shares subject to such options) as of February 9, 1996. Except as specified above, each of the aforementioned Trustees has voting and investment power (directly or indirectly) with respect to the outstanding Common Shares indicated. In addition, such executive officers (excluding Mr. Coues) hold options not presently exercisable to purchase an aggregate of 37,500 Common Shares.

   The Board of Trustees held four meetings during the year ended November 30, 1995. In addition, there is one Committee of the Board of Trustees, the Administrative-Audit Committee (the "Administrative-Audit Committee"), which in addition to fulfilling the functions of an audit committee, has supervisory responsibility for personnel, Trustee nominations, compensation, including stock options, and Trust administration. The Administrative-Audit Committee, which is comprised of Messrs. Gunning, who serves as Chairman, Conant and Hampton, met three times during the year ended November 30, 1995. The Administrative-Audit Committee may also make recommendations to the Board of Trustees and does not have the power to bind the Trust, except that such Committee is empowered to function as the Compensation and Stock Option Committee in administering all of the Trust's stock option plans and in determining the compensation of executive officers. On May 24, 1995, without admitting or denying the allegations in a complaint filed by the Securities and Exchange Commission (which complaint did not relate to the Trust), Mr. Conant consented to the entry of a final judgment in the U.S. District Court for the Middle District of Florida permanently enjoining him from violating
Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder and requiring payment of a total of $28,405 in gains, civil penalties and interest.

   The Trust's policy effective December 1, 1995, is to pay each Trustee other than Mr. Coues (i) a $12,000 annual fee and (ii) $1,000 per Board of Trustees or committee meeting attended; provided, however, that each of the Trustees receive $500 for each committee meeting attended on the same day a Board meeting is held. Trustees have been provided with the option to receive their $12,000 annual retainer, or a portion thereof, in advance for the sole purpose of making open market purchases of Common Shares as legally permissible.

   The following table contains certain information regarding additional executive officers of the Trust:

    Executive
  Officer's Name     Age                  Principal Occupation
-----------------    --    ------------------------------------------------
Robert Ware          57    Executive Vice President since December 1989;
                            Senior Vice President from April 1986 to
                            December 1989.

Phillip C. Vitali    45    Executive Vice President since December 1989;
                            Senior Vice President from January 1987 to
                            December 1989; Treasurer and Chief Financial
                            Officer since March 1986.

Executive
  Officer's Name    Age                  Principal Occupation
-----------------   --     ------------------------------------------------
Karl W. Weller      38     Senior Vice President since March 1993; for
                            more than five years prior thereto, Vice
                            President, Aetna Life & Casualty Company and
                            Managing Director, real estate investment group.

                            EXECUTIVE COMPENSATION

   The following table provides information regarding compensation (including option/SAR grants) of executive officers of the Trust for the fiscal year ended November 30, 1995.

                       SUMMARY COMPENSATION TABLE((1))

                                                                      Long-Term
                                                                     Compensation
                                                                     -------------
                                            Annual Compensation         Awards
                                          -----------------------    -------------
                                                                                          All Other
 Name and Principal Position     Year      Salary      Bonus (2)     Options (3)      Compensation (4)
-----------------------------     -----    ---------  ----------     -------------    ----------------
W. Pearce Coues                  1995     $262,000      $80,625         50,000            $57,500
 Chairman of the Board and       1994     $261,414      $68,125         35,000            $60,137
 Chief Executive Officer         1993     $249,084      $80,250             --            $56,986

Phillip C. Vitali                1995     $161,462      $40,313         18,000            $22,500
 Executive Vice President;       1994     $154,269      $21,800          8,000            $24,872
 Treasurer and Chief
Financial Officer                1993     $145,950      $29,425           --              $21,656

Robert Ware                      1995     $157,231      $40,313         18,000            $37,500
 Executive Vice President        1994     $147,188      $21,800          8,000            $39,994
                                 1993     $139,874      $29,425           --              $28,428

Karl W. Weller (5)               1995     $149,385      $40,313         16,000            $22,500
 Senior Vice President           1994     $141,794      $20,438          6,000            $21,300
                                 1993     $102,363      $24,075         12,000            $ 8,567

(1) This Table covers all executive officers receiving compensation of at least $100,000. The Table does not include columns for Other Annual Compensation, Restricted Stock Awards and Long Term Incentive Plan Payouts as there was no information to report with respect to these columns.

(2) All of these bonuses were paid in the form of Common Shares (except for a portion of Mr. Vitali's 1993 bonus).

(3) Options awarded under the Trust's 1988 Stock Option and Stock Appreciation Rights Plan for Key Employees may include a tandem grant of stock appreciation rights ("SARs"). An SAR is exercisable at any time the option to which it relates can be exercised, but only upon a showing of "hardship" by the optionee and upon consent of the Administrative-Audit Committee. In addition, an SAR may be exercised only if prior to the exercise, the optionee has exercised or exercises an equivalent number of options granted pursuant to the plan. A Hostile Change in Control, as defined, abrogates the hardship requirement and the prior or simultaneous option exercise requirement. SARs terminate when the related option is exercised. Mr. Coues was granted in tandem with stock options, 25,000 SARs in 1995 and 1,500 SARs in 1994. Messrs. Vitali and Ware were each granted in tandem with stock options, 9,000 SARs in 1995 and 4,000 SARs in 1994. Mr. Weller was granted in tandem with stock options, 8,000 SARs in 1995, 3,000 SARs in 1994 and 6,000 SARs in 1993.

(4) All Other Compensation is comprised of contributions to the respective Simplified Employee Pension Plan (SEPP) of each individual and amounts accrued by or payments made by the Trust to the accounts of participants in the Trust's Supplemental Retirement Plan (SERP). The SEPP contribution for Mr. Coues was $22,500 in 1995, $25,137 in 1994 and $30,000 in 1993.
    The SERP contribution for Mr. Coues was $35,000 in each of 1995 and 1994 and $26,986 in 1993. All amounts listed for Mr. Vitali are SEPP contributions. The SEPP contributions for Mr. Ware were $22,500, $24,994 and $21,472 in 1995, 1994 and 1993, respectively. The SERP contribution for Mr. Ware was $15,000 in each of 1995 and 1994 and $6,956 in 1993. All amounts listed for Mr. Weller are SERP contributions.

(5) Mr. Weller's employment commenced on March 1, 1993 and he was appointed an executive officer in December 1993.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       Potential
                                                                                  Realizable Value at
                                                                                Assumed Annual Rates of
                                                                                Stock Price Appreciation
                                        Individual Grants                         For Option Term (1)
                      ------------------------------------------------------   --------------------------
                                     % of Total
                                    Options/SARs
                                     Granted to      Exercise
                       Options      Employees in      Price      Expiration
       Name          Granted (2)    Fiscal Year     Per Share       Date           5%            10%
-----------------    -----------    ------------    ----------    ----------    ---------   -------------
W. Pearce Coues        50,000           44.6%         $14.25      12/14/04      $387,500     $1,037,500
Phillip C. Vitali      18,000           16.1%         $14.25      12/14/04      $139,500     $  373,500
Robert Ware            18,000           16.1%         $14.25      12/14/04      $139,500     $  373,500
Karl W. Weller         16,000           14.3%         $14.25      12/14/04      $124,000     $  332,000

(1) Options will have no actual value unless, and then only to the extent that, the stock price of the Common Shares appreciates from the grant date to the exercise date.

(2) Options awarded under the Trust's 1994 and 1988 Stock Option and Stock Appreciation Rights Plans for Key Employees may include a tandem grant of SARs. An SAR is exercisable at any time the option to which it relates can be exercised, but only upon a showing of "hardship" by the optionee and upon consent of the Administrative- Audit Committee. In addition, an SAR may be exercised only if prior to the exercise, the optionee has exercised or exercises an equivalent number of options granted pursuant to such plan. SARs granted in tandem with 1995 stock option awards were 25,000 to Mr. Coues, 9,000 each to Messrs. Vitali and Ware and 8,000 to Mr. Weller (representing 44.6%, 16.1%, 16.1% and 14.3% of the SARs granted in fiscal 1995).

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                           YEAR-END OPTION/SAR VALUES

                                                              Number of
                                                            Common Shares
                                                              Underlying           Value of Unexercised
                     Common Shares                     Unexercised Options/SARs        In-the-Money
                      Acquired On        Value             At Fiscal Year-            Options/SARs At
       Name            Exercise       Realized($)            End (1) (2)            Fiscal Year-End (1)
-----------------     -------------    ------------   --------------------------   --------------------
W. Pearce Coues           --               --                  224,000                   $705,875
Phillip C. Vitali         521            $3,777                106,911                   $368,119
Robert Ware               --               --                  107,500                   $362,625
Karl W. Weller            --               --                   34,000                   $ 46,250

(1) All options are presently exercisable.

(2) Outstanding SARs, all of which were granted in tandem with stock options, aggregated at fiscal year-end 64,598 for Mr. Coues, 43,052 for Mr. Vitali, 43,347 for Mr. Ware and 17,000 for Mr. Weller.

                           STOCK PERFORMANCE GRAPH

   The following graph compares the five-year cumulative total return on the Common Shares to the total returns in the Standard and Poor's 500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") Total Return Indices for Equity REITs. The graph assumes that the value of the investment in the Common Shares and each index was $100 on November 30, 1990 and that all dividends thereon were reinvested. There can be no assurance that the Common Shares' total return will continue into the future with the same or similar trend depicted in this graph.


        MGI     S&P 500   NAREIT-EQUITY

1990   1000       1000        1000
1991   1508       1203        1262
1992   1833       1425        1522
1993   2306       1569        1858
1994   2489       1586        1783
1995   2998       2171        2091

                    REPORT OF ADMINISTRATIVE-AUDIT COMMITTEE
                          ON EXECUTIVE COMPENSATION

   The Administrative-Audit Committee, which serves as the Trust's Compensation and Stock Option Committee, is composed entirely of independent, non-management Trustees. The Administrative-Audit Committee is responsible for adopting, implementing and administering the policies which govern annual compensation and short-term and long-term incentive programs, including stock option plans.

   The Administrative-Audit Committee annually evaluates the Trust's operating performance and financial position, annual salary and incentive compensation and stock option matters and compares the Trust's overall performance within its own industry and with real estate companies in general.

   The Administrative-Audit Committee meets without the Chief Executive Officer present for the purpose of evaluating his performance and reports their deliberations and determinations to all of the independent Trustees of the Board. The Administrative-Audit Committee receives recommendations made by the Chief Executive Officer with respect to the remaining executive officers and such Committee reviews these recommendations in light of the factors set forth below. The Administrative-Audit Committee's actions (with respect to executive compensation matters) are generally reported to and ratified by the full Board of Trustees (absent the Chief Executive Officer, who is the sole non-independent Trustee).

   In establishing fiscal 1995 compensation levels for executive officers, including the Chief Executive Officer, the Administrative-Audit Committee considered several factors. These factors involved both internal and external measurements and comparisons bearing upon the overall operating performance and financial position of the Trust. The performance measure reviewed by the Administrative-Audit Committee were actual funds from operations as compared to budget, management's leasing success relative to market occupancy levels and market rents and relative to the magnitude of scheduled maturities, and property net operating income versus budget and prior year levels. The Administrative-Audit Committee also considers the management of the liability side of the Trust's balance sheet, including the flexibility attained with respect to available financial resources and the maintenance of the overall quality levels of tenants and properties.

   From time to time, the Administrative-Audit Committee also considers the advice of an outside compensation consultant with respect to comparable REIT and non-REIT organizations and with respect to executive compensation matters generally. In setting fiscal 1995 salaries, the Committee also considered the most recent executive compensation survey by the National Association of Real Estate Investment Trusts. The Trust has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Trust has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

   The Administrative-Audit Committee determined to make annual share bonus awards to the executive officers with respect to fiscal 1995 premised upon performance factors which they believed would serve the short-term and long-term interests of shareholders. Eligible recipients were determined to be the four executive officers of the Trust and two other officers. In December 1994, the Administrative-Audit Committee voted to continue a discretionary guideline providing criteria for the award of short-term incentive share bonuses to these officers. The Administrative-Audit Committee set two measurement categories, shareholders' Total Return (i.e., increase or decrease in stock price plus dividends) and Funds from Operations, as the determinants for this annual stock bonus, of which up to 30% can be taken in cash by a recipient. Funds from Operations was given 75% weight, and the Total Return element was given 25% weight. "Minimum," "Budget," "Target" and "Stretch" thresholds for each measurement category were established.

   Based upon the Trust's fiscal 1995 results and stock performance, short-term share bonuses were awarded in December 1995. The calculation of 1995 bonuses reflected 1995 results which approached the "target" threshold with respect to Funds from Operations (which increased by 7% compared to fiscal 1994) and was midway between the "target" and "stretch" thresholds in respect of Total Return and resulted in stock awards of more than 20% of 1995 salary in the case of the Chief Executive Officer and more than 14% of salary to the remaining executive officers. In the exercise of its discretion as permitted under the guidelines and taking into consideration the overall positive results for fiscal 1995, the 1995 share bonus awarded to the Chief Executive Officer was increased to approximately 31% of his 1995 salary and the share bonuses awarded to the other three executives were increased to a range of between 25% and 27% of their respective salaries. See "Summary Compensation Table."

   In December 1994, the Committee also determined the amount of its SEPP and SERP contributions with respect to the 1995 plan fiscal year, see Summary Compensation Table.

   Stock options were granted by the Administrative-Audit Committee in December 1995 to all executive officers under the Trust's 1994 Employee Plan in furtherance of the Committee's practice and policy of making stock option awards as a means of reinforcing management's identity of interest with shareholders and creating long-term incentives for growing Trust asset value. The executives referred to in the Summary Compensation Table received such options as follows: W. Pearce Coues, 45,000; Robert Ware, 25,000; Phillip C. Vitali, 25,000 and Karl W. Weller, 25,000. All of the stock options granted in December 1995 vest as to one-half immediately and the balance upon the first anniversary thereof in December 1996. SARs may be exercised, under certain circumstances, as to one-half of the amount of such options.

                                 Francis P. Gunning, Chairman
                                 Herbert D. Conant
                                 Colin C. Hampton

Stock Option Plans

  As of February 9, 1996, executive officers and Trustees as a group (10 persons) held presently exercisable options to purchase a total of 650,411 Common Shares under all of the Trust's stock option plans at exercise prices ranging from $7.375 to $16.125 per Common Share. In addition, the members of such group hold options not presently exercisable to purchase an aggregate of 60,000 Common Shares. Of all outstanding options, 62,416 were granted pursuant to the 1982 Incentive Plan, 228,323 pursuant to the 1988 Employee Plan, 167,672 pursuant to the 1994 Employee Plan, 52,284 pursuant to the 1982 Trustees' Plan and 139,716 pursuant to the 1988 Trustees' Plan.

Severance Compensation Plan

  Effective June 11, 1987, and as amended on December 19, 1989, the Board of Trustees adopted a severance compensation plan for officers in the event of a "hostile takeover," which includes the following events, if not approved by two-thirds of the members of the Board of Trustees in office immediately prior to the occurrence of any such event: (i) the election as Trustee(s) in any year of one or more persons not nominated by at least two-thirds of the Board of Trustees in office prior to such election; (ii) a business combination such as a merger; (iii) the acquisition of 15% or more of the voting power of the Trust's securities by any person or entity; or (iv) the failure of the Trust to qualify as a "REIT" for tax purposes by reason of more than 50% in value of the Trust's voting securities outstanding being held by five or fewer individuals.

  All full time officers who have completed a minimum of thirty-six months of continuous employment with the Trust are eligible under the plan. An eligible officer is entitled to severance benefits if (i) such individual terminates his or her employment within two years after a hostile takeover for reasons such as a reduction in compensation, discontinuance of employee benefit plans, change in duties or status and certain changes in job location or (ii) if the individual is terminated for reasons other than "just cause" as defined in the plan. The severance payment is equal to three months compensation for each twelve months of employment based on the highest total annual compensation rate earned prior to the Hostile Change in Control (up to a maximum of 24 months of compensation payable at such rate, but 36 months in the case of Messrs. Coues, Ware and Vitali). Fringe benefits are also continued for the number of months for which compensation is paid.

INDEPENDENT PUBLIC AUDITORS

   It is expected that the accounting firm of KPMG Peat Marwick will again be selected as the independent auditors for the Trust for the current fiscal year ending November 30, 1996. A representative of that firm, which served as the Trust's independent auditors for the fiscal year ended November 30, 1995, is expected to be present at the Annual Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

                            SHAREHOLDER PROPOSALS

   To the extent required by law, for a shareholder proposal to be included in the proxy statement for next year's annual shareholders' meeting, it must be received at the Trust's principal executive offices prior to October 28, 1996.

                                OTHER MATTERS

   So far as now known, there is no business other than that described above to be presented for action by the shareholders at the Annual Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

   The Annual Report for the fiscal year ended November 30, 1995 is being mailed herewith. If, for any reason, you did not receive your copy of the report, please advise the Trust and another will be sent to you.

                                    By Order of the Trustees,

                                    W. Pearce Coues
                                    Chairman of the Board

Dated: Boston, Massachusetts
       February 20, 1996

   The Trust will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (as filed with the Securities and Exchange Commission) to shareholders as of February 9, 1996 who make written request therefor to Ms. Jean M. Harrington, Vice President, MGI Properties, 30 Rowes Wharf, Boston, Massachusetts 02110.

                                 MGI Properties

February 20, 1996

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. on Thursday, March 21, 1996, at Boston Harbor Hotel, 70 Rowes Wharf, Boston Massachusetts. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

                                         Sincelely,

                                         W. Pearce Coues
                                         Chairman of the Board and
                                         Chief Executive Officer

MGI 2F DETACH HERE                                          DETACH HERE  MGI 2F

[X] Please mark votes as in this example.                                   ---
                                                                               |
                                                                               |

1. Election of Three Trustees as recommended in Management's Proxy Statement.

Nominees: Francis P. Gunning, George M. Lovejoy, Jr. and William F. Murdoch, Jr.

     FOR          WITHELD

    [   ]          [   ]

[   ]
-------------------
TO WITHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) PRINT NAME(S) ABOVE.

2. In their discretion, upon such other business as may properly come before the meeting.


            MARK HERE        [  ]
           FOR ADDRESS
            CHANGE AND
           NOTE AY LEFT



Please insert date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations are required to sign their name by their President or other authorized officer. All joint owners should sign.

Proxies will be voted for the election of Trustees as recommended in the Proxy Statement unless contrary instructions are hereinabove indicated. Discretionary authority is granted the Proxy Agents as to other matters that may come before the meeting. Management knows of no such other matters. Receipt of the MGI PROPERTIES Proxy Statement is hereby acknowledged. All proxies heretofore signed by the undersigned are hereby revoked.

Signature                    Date              Signature             Date
         -------------------     --------------         -------------    ------

MGI F   DETACH HERE                                         DETACH HERE   MGI F

PROXY

                                 MGI PROPERTIES
                   Proxy solicited on behalf of the Board of
                 Trustees for Annual Meeting on March 21, 1996

The undersigned hereby appoints W. PEARCE COUES and PHILLIP C. VITALI, and each of them with power in each to vote in the absence of the other, as the Proxy Agents of the undersigned, with full power of substitution and with all the powers the undesigned would possess if personally present to vote all the Common Shares of the undersigned in MGI PROPERTIES at the Annual Meeting of the Shareholders scheduled to be held on March 21, 1996 and at all adjournments thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

|SEE REVERSE|
|   SIDE    |
[FRONT COVER]

                                      1995
                                 MGI Properties
                                 Annual Report

                                 MGI Properties

MGI Properties is an equity real estate investment trust owning a diversified portfolio of fifty-four real estate investments. MGI has a low dividend pay-out and a primary investment objective of investing in properties believed to be capable of producing stable and rising income and having capital appreciation potential. Office and industrial properties comprise sixty percent of the real estate portfolio.

                       MGI Properties 1995 Annual Report
                                    Financial
                                   Highlights

--------------------------------------------------------------------------------
                                                Year Ended November 30,
                                   --------------------------------------------
                                       1995             1994          1993
--------------------------------------------------------------------------------
Total income                       $ 45,389,000   $ 43,880,000   $ 36,898,000*
--------------------------------------------------------------------------------
Net gains                          $  3,150,000   $  4,480,000             --
Net income                         $ 14,319,000   $ 14,491,000   $  7,957,000*
Net income per share                     $ 1.25         $ 1.26         $  .75*
--------------------------------------------------------------------------------
Book value per share                     $15.70         $15.36         $14.96
--------------------------------------------------------------------------------
Real estate investments,
  at cost                          $293,469,000   $267,530,000   $258,663,000
Total assets                       $274,651,000   $255,971,000   $246,700,000
Mortgage and other loans payable   $ 84,506,000   $ 70,954,000   $ 66,949,000
Shareholders' equity               $180,540,000   $176,095,000   $171,039,000
--------------------------------------------------------------------------------
Shares outstanding                   11,502,271     11,465,842     11,448,152
================================================================================

* Includes a $1.0 million, or $.10 per share, fee received in connection with a lease assignment and amendment.

                             Funds from Operations

--------------------------------------------------------------------------------
                                        1995           1994            1993
--------------------------------------------------------------------------------
Net income                          $14,319,000    $14,491,000    $ 7,957,000*
Less net gains                        3,150,000      4,480,000             --
Plus depreciation                     6,856,000      6,659,000      5,801,000
Plus tenant improvements
  amortization                          958,000        995,000      1,186,000
Plus equity method
  partnership loss                           --             --         45,000
--------------------------------------------------------------------------------
                                    $18,983,000    $17,665,000    $14,989,000*
--------------------------------------------------------------------------------
Per share                                 $1.65          $1.54          $1.42*
================================================================================

* Includes a $1.0 million, or $.10 per share, fee received in connection with a lease assignment and amendment.

                                   Dividends
--------------------------------------------------------------------------------
                                        1995           1994             1993
--------------------------------------------------------------------------------
Cash distributions paid             $10,337,000     $9,848,000     $8,460,000
--------------------------------------------------------------------------------
Per share                                  $.90           $.86           $.81
================================================================================

                                                    1995 Leasing
-------------------------------------------------------------------------------------------------------------------------------
                                                                                               1996 Expirations
                                    1995      1995                  Vacancy at     -------------------------------
               Total   Beginning   Expira-  Potential           November 30, 1995    Total                             1997
               Sq.Ft.   Vacancy*   tions*    Vacancy   Leased    Sq.Ft.  Percent   Scheduled  Preleased  Remaining  Expirations
-------------------------------------------------------------------------------------------------------------------------------
Industrial  2,734,200   55,300     350,100   405,400   405,400       --   0.0%      571,400    224,600    346,800     114,100
Office        932,600  115,900     109,200   225,100   141,900   83,200   8.9%      106,900     22,800     84,100     132,500
Retail        806,800   13,400     125,800   139,200   110,200   29,000   3.6%       99,400      4,900     94,500      14,600
-------------------------------------------------------------------------------------------------------------------------------
            4,473,600  184,600     585,100   769,700   657,500  112,200   2.5%      777,700    252,300    525,400     261,200
===============================================================================================================================

* Beginning vacancy and expirations adjusted to reflect vacancies of properties acquired and sold during 1995.

                                     [ 1 ]

                       MGI PROPERTIES 1995 ANNUAL REPORT

                                   Letter to
                                  Shareholders

During fiscal 1995, MGI shareholders received a total return for the year of approximately 20.5%. This performance, which measures stock appreciation from the start of the year to completion, together with dividends paid, is in the top 20% of the real estate investment trust industry. Over a five fiscal year period, MGI has now recorded a total return for shareholders of approximately 200% -- an average of 40% per year.

While our one- and five-year results are impressive, short-term measurements must be tempered over the longer-term test of time. Euphoric as the 1995 stock market may have been, stocks do not consistently deliver returns in excess of 20%; neither do real estate investment trusts, which have high income characteristics. A shareholder called me this summer when the stock market was hitting daily highs noting that MGI was relatively unexciting within an otherwise torrid stock market. Real estate, however, is a slow methodical business. Through up and down stock markets, I believe that well run real estate companies are likely to have secure, handsomely rewarded shareholders.

In this report, I explain why we perceive significant opportunity within our existing portfolio and continuing opportunity from future real estate acquisitions. I also summarize the Trust's current investment strategy and address how MGI intends to maintain its above-average performance.

Earnings

Total returns have been impressive, along with MGI's growth in earnings. Funds from operations (FFO) have grown from $14,989,000 in fiscal 1993 to $17,665,000 in 1994 and to $18,983,000 in 1995. On a per-share basis, FFO in 1993 was $1.42, rising to $1.54 in 1994 and to $1.65 in 1995. Earnings are supported by fifty-two equity properties that form a broadly based, diversified income stream. The seven percent annual FFO growth in 1995, while noteworthy in itself, is more so in light of asset quality and value levels that appear to be evolving steadily upward.

The growth in FFO compares favorably to many REITs and reflects a number of factors. Properties owned for the full period in 1994 and 1995 generated approximately $750,000 more in income in 1995 than in 1994. The improvement reflects stronger occupancy in the office and residential sectors and higher apartment rents. In addition, the Trust's weighted cost of its $84,506,000 of debt (of which $66,756,000 is now at fixed rates) was reduced from an average 8.5% interest rate to 8% by year end. Adding to earnings momentum, newly acquired investments -- $32,000,000 in 1994 and $38,000,000 in 1995 -- are
making a significant contribution. The combined $70,000,000 of properties produced an annual 12% return by 1995 year end. Unlike most REITs that pay out almost all cash flow, MGI has in the last two years retained approximately $4,100,000 per annum for reinvestment and debt amortization. This retention has provided a strategic advantage in improving subsequent earnings growth and capital appreciation.

[3 photos: Boston Mayor Thomas Menino shaking hands with W. Pearce Coues; Mr. Coues; several people holding balloons on strings]

[Caption]
Boston's Mayor Thomas M. Menino (left) and W. Pearce Coues, Chairman of MGI Properties, at the 1995 dedication of the renovation of the Trust's One Winthrop Square Park. The Mayor noted, "The Park is an oasis in the middle of one of the City's busiest commercial areas."

                                     [ 2 ]

One Winthrop Square won the 1995 Building Owners and Managers Association award for historic buildings. The judges said, "One Winthrop Square typifies how a thoughtful renovation can complement classic architecture and successfully reposition the future of an important Boston landmark."

[Photo: One Winthrop Square building, with gardens and statue in foreground]

                                     [ 3 ]

[Old photo: One Winthrop Square, full exterior shot of building front]

[Caption]
One Winthrop Square was rebuilt and opened in 1874 after Boston's Great Fire.

Earnings and dividends are clearly key components that give value to owning a real estate trust. MGI seeks to complement these components with capital appreciation and periodic gain recognition. In 1995, our earnings were enhanced by recognized gains of $3,150,000, equal to $.27 per share. In 1994, the Trust also recognized gains of $4,480,000, or $.39 per share. These gains were realized on assets that were extraneous to our investment focus or, in certain cases, commanded prices that exceeded our estimated current value. We have not sold properties where we believe the values are likely to be higher two or three years hence. Strategically, we perceive future upward momentum in many of our real estate markets as rent levels rebuild.

Net income in 1995, after depreciation and amortization expense and including gains, was $14,319,000, or $1.25 per share, compared to $14,491,000, or $1.26 per share, in 1994. Net income in 1995 included the previously noted gain of $3,150,000, or $.27 per share, compared to $4,480,000, equal to $.39 per share, in 1994.

Funds from Operations

REITs typically discuss operations and performance in terms of funds from operations. This measure excludes non-cash charges for depreciation and amortization and gains or losses from property sales. The industry's trade association, the National Association of Real Estate Investment Trusts (NAREIT), has spent several years evaluating this definition in an effort to standardize what is included and excluded in calculating FFO. The new definition, which does not affect the calculation of net income, specifies that deferred leasing expenses, primarily leasing commissions, are to be capitalized and treated in the same manner as tenant improvements. Although most REITs, including MGI, capitalize tenant improvements and amortize the cost over a tenant's lease term, we have traditionally deducted lease commissions in calculating funds from operations. Although we believe our more conservative interpretation of deducting lease commissions was correct, the issue is modest and we will adopt the new standard guidelines effective for 1996. As a

**********************************[BAR CHART]**********************************
                         Three Year FFO Growth Per Share
                              1995          $1.65
                              1994          $1.54
                              1993          $1.42
*******************************************************************************

                                     [ 4 ]

                                    Earnings

--------------------------------------------------------------------------------
  The growth in earnings over the past several years reflects favorably on the soundness of the portfolio. The portfolio, together with future acquisitions, should provide the foundation for future growth in value and earnings.
--------------------------------------------------------------------------------

result of NAREIT's new guidelines, many trusts will report modest reductions in funds from operations. MGI will implement the new definition in fiscal 1996 and, unlike the more prevalent downward adjustment, MGI will see FFO increase by about $.01 per quarter (or $.04 per year) above where they would have been prior to the new guidelines.

While on the subject of cash flows, many REITs have paid out dividends at 90% to 95% of funds from operations. Over the past several years, as the industry has matured and REITs have become more accepted as a public-investment vehicle, many trusts have made a conscious and, we believe, appropriate decision to reduce pay-out ratios. Real estate as an asset class is subject to varying levels of depreciation; setting dividend policy without regard to possible levels of depreciation or capital needs is a dangerous path.

MGI's dividend pay-out rate is one of the lowest in the industry and, hence, one of the strongest in coverage. As a result, we are reinvesting significant dollars within our portfolio out of cash flows without relying on excessive debt to fund these necessary costs. Funds reinvested in real estate portfolios vary from one real estate trust to another according to property age, property type and management philosophy. In our case, of the $1.65 FFO earned in 1995, we reinvested $.38 back into the portfolio in capital and tenant improvements. We believe that well maintained properties will appeal to higher quality tenants and should generally outperform the competition. Amortization of debt, which we also regard as a good long-term strategy, totaled an additional $.12 per share. Debt amortization enhances subsequent earnings by eliminating interest costs of approximately 8% on the $1,400,000 of annual debt reduction. Of the $.38 in capital and tenant improvements, an estimated $.20 should produce a yield of approximately 10%. The $.18 balance covers nonrevenue producing items such as roof and elevator replacement and, while not directly revenue producing, the costs of these items are strategic for preserving and building future value. Adding the $.38 for tenant and

[3 photos of buildings, with their respective captions:]

33 Broad Street, Boston, MA,
built in 1904 by Harvard College.

Four Andover Tech Center, Andover, MA
128,400 Square-Foot R&D Building

Ten Winthrop Square, Boston, MA,
overlooks One Winthrop Square Park.

                                     [ 5 ]

                                  Acquisitions

--------------------------------------------------------------------------------
    MGI's acquisition activity over the last three years has been timely and focused. During this period, over 90% of new acquisitions have been industrial and office properties, principally in Massachusetts, which represents 38%
                               of the portfolio.
--------------------------------------------------------------------------------

capital improvements to the $.12 for amortization of debt totals $.50, which when deducted from the $1.65 FFO leaves $1.15 for dividends and cash retention. Of that amount, we paid $.90 in dividends and $.25 was retained for additional reinvestment in our future.

Acquisitions

Over the past three years, MGI has acquired $111,000,000 of real estate. All the properties, except for one, have been in Massachusetts, which several years ago experienced one of the steepest price declines in the United States. The precipitous price decline, coupled with our strategic focus on the Boston market, has and continues to be a major tactical advantage.

MGI's $111,000,000 in new acquisitions since 1993 are 99% occupied and producing a 13% yield. Acquisitions have typically been from institutional sellers who tended to be involuntary owners due to the extreme price decompression in the early 1990s. Investments in 1995 included eight separate properties and aggregated $38,000,000. The prices of the 1995 acquisitions tend to be at material discounts to replacement cost and are expected to produce initial entrance returns of 12%, which we hope will escalate over time. We believe that it is not how much you buy, but how you buy that will set the foundation for above-average performance.

By purchasing eight different properties, we have broadened asset diversification and our foundation for income and value growth. Our average price was $4,125,000 per new property. It has been our experience that real estate pricing within this asset size has been less efficient and therefore, provides improved opportunity. Most institutions focus their acquisitions efforts above $10,000,000.

Because real estate as an investment is subject to cycles affecting what to buy and when to buy, it is instructive to highlight several MGI operating policies. First, we prefer to invest in higher quality functional properties -- those that appeal to recognized or emerging growth companies. Although yields may be seemingly lower, such properties tend to outperform

[3 photos of buildings, with their respective captions:]

261 Cedar Hill, Marlborough, MA
59,400 Square-Foot R&D Building

One Executive Drive, Chelmsford, MA
108,500 Square-Foot R&D Building

450 Whitney Avenue, Northborough, MA
102,300 Square-Foot R&D Building


                                     [ 6 ]

[Photo of building & caption]
25 Porter Road, Littleton, MA -- 66,500 Square-Foot R&D Building


older buildings that may have seen their better days. Secondly, we believe that returns and capital appreciation potential appear far stronger today in the industrial/office sector (particularly in the Massachusetts market), which represents the lion's share of our recent investment focus. Finally, we believe the Massachusetts real estate market is in the sixth or seventh inning of a recovery. At this stage, rents have not yet risen to levels that justify new construction. As a result, rents will tend to strengthen due to limited new competition. Further, when market rents reach a level to support reproduction values, lenders and the development community are not likely to forget the lessons earned painfully in the 1980s; most will be slow to build new property. Accordingly, we believe that rents on quality property in the Massachusetts market should generally be in an upward mode for at least a three-year period. This trend is evidenced in rising occupancy levels, which have and should continue to exert upward pressure on rents. Eliminating dated and obsolete property from statistics, vacancy in our Massachusetts markets has gone from 20% three years ago to less than 10% today. Currently only a limited supply of quality space remains available for lease.

Tenants added to our rent roll in 1995 provide improved depth and quality to our income stream. It has been frequently observed that the economy is being driven not by the General Motors of the world, but by emerging growth companies. While not every one of our tenants will grow to become a major national credit, the evolving list of our tenants is impressive. When we invest in property, we consider not only tenant credit worthiness, but the underlying market demand and rental value of the space leased. Should any of our tenant's economic fortunes decline, which they will on occasion, the Trust's second and best defense is the market appeal of the space, which we hope will have an equal or higher value for replacement tenants. Without mentioning all the tenants joining MGI in 1995, a representative partial list includes: Allmerica Property and Casualty, AT&T, Avid Technology,

**********************************[PIE CHART]**********************************
                                 FFO Allocation

                 Dividend                            $0.90
                 Capital and Tenant Improvements     $0.38
                 Reinvestment                        $0.25
                 Debt Amortization                   $0.12
*******************************************************************************

                                     [ 7 ]

[Photo of building & caption]
55 Middlesex Turnpike, Bedford, MA -- 93,200 Square-Foot R&D Building

Bradlees, Borden, CDI Corporation, Chevron, Computer Associates, Diebold, Ford Motor Credit, Frito-Lay, Progress Software, The Rockport Company, Siemens, Standard Register, Staples and Telebit.

A review of four representative acquisitions effected prior to 1995 helps illustrate the efficacy of our operating strategies. These acquisitions were modest in size and may not have appeared particularly noteworthy at the time. However, three years of individual acquisitions combine to form an impressive and difficult-to-replicate portfolio. The discussion gives insight as to our enthusiasm for the portfolio's earnings potential and likelihood of capital appreciation.

In October 1992, we acquired 55 Middlesex Turnpike in Bedford, Massachusetts, our first re-entry into the Massachusetts market. The purchase price was a modest $2,574,000, equal to $27.77 per square foot. This transaction may have represented the bottom or floor of the market. In 1995, this 93,200 square-foot building provided the Trust with a 15.2% yield on our depreciated cost of $25.97 per square foot. Based on comparable sales, low vacancy in the area and generally rising rents, the value range of this property if exposed to the market would likely be $40 to $45 per square foot. If we take the more conservative of these estimates, the value is approximately $1,150,000 over our purchase price, an increase of 45%.

Two 1993 acquisitions bear note. In the first, MGI acquired a 77,400 square-foot industrial building, 47 Harvard Street in Westwood, Massachusetts. The building was purchased for $1,515,000 ($19.57 per square foot) from a lender, who had foreclosed on the property prior to our acquisition. When we negotiated to acquire the building, it was vacant. During our negotiation with the seller, we leased half the building to a new tenant who shortly thereafter took the full space. During 1995, this building generated a yield on our depreciated cost of 18.1%. We are currently negotiating a lease renewal and the building's value should be solidified following a long-term lease

**********************************[BAR CHART]**********************************
                    Portfolio Distribution by Property Type

                        Industrial          33.9%
                        Office              26.1%
                        Retail              22.3%
                        Apartments          17.7%

*******************************************************************************

                                     [ 8 ]

                                 Value Creation

--------------------------------------------------------------------------------
  Value creation is a long-term process that begins with the initial property acquisition. It first involves the recognition of an unmet need or unfulfilled market demand, followed by the vision to capitalize on the opportunity.
--------------------------------------------------------------------------------

renewal. However, comparable sales suggest that the building's value today should approximate $35 per square foot or more. Taking this value in relation to our original investment suggests that the present value is materially over our cost.

In October 1993, early in the office recovery cycle, MGI acquired Point West Place in Framingham, Massachusetts. The purchase price for this 107,000 square-foot office building was $7,214,000, equal to $66.18 per square foot. The property had once sold for $19,667,000, equal to $180 per square foot. At the time of our acquisition, office rents were averaging $14 per square foot and have recovered rather dramatically to $19 to $20 per square foot today. During 1995, MGI's yield on this investment was 11.6% from rents in place that are well under market. Reflecting the recovery, today's value is significantly higher than it was when we purchased the building.

In November 1994, we acquired 234 Ballardvale Street, Wilmington, Massachusetts, a 100,200 square-foot industrial flex-type property with offices in the front and distribution in the rear. The purchase price was $2,514,000, equal to $25.09 per square foot. The building was 50% occupied by a publicly traded company, Datawatch Corporation, listed on the NASDAQ Stock Exchange. Shortly after the acquisition, MGI leased the balance of the space for five years to Progress Software, which has invested significantly in improvements to the space. During the partial lease year in 1995, MGI's return from this building was 12.2%, which should escalate to about 15% in 1996 when Progress Software will be in occupancy for the full year. We believe the building's value to be in the range of $38 to $42 per square foot. Based on the lower figure, the value is approximately 50% in excess of our cost.

Portfolio/Leasing

MGI is a diversified Trust, owning industrial, office, apartment and retail properties. While our holdings of various asset categories will periodically expand and contract, reflecting varying levels of market opportunity, MGI will remain diversified. Within this context and under the present economic

[3 photos of buildings, with their respective captions:]

234 Ballardvale Street, Wilmington, MA
100,200 Square-Foot R&D Building

Point West Place, Framingham, MA
107,000 Square-Foot Office Building

47 Harvard Street, Westwood, MA
77,400 Square-Foot Distribution Building


                                     [ 9 ]

                                   Portfolio
                                    Leasing

--------------------------------------------------------------------------------
  Our leasing success has its roots in favorable acquisition prices and in the quality of properties. This is enhanced by consistent asset management with a commitment to tenant satisfaction and responsiveness to the market.
--------------------------------------------------------------------------------

environment, our percentage of assets allocated to industrial and office properties (60%) is likely to continue increasing in the near future, as we perceive favorable discounts in this sector and superior returns. Further, the recovery, or more properly the creation of value, should be highest in this sector. MGI identified those emerging opportunities early, as evidenced by our entry into the Massachusetts market and the industrial and office markets at least two years prior to the conventional wisdom. REITs that are restricted to a lone property type or market -- a practice we have avoided -- can become myopic and thus lose the ability to assess relative market differences and opportunities. In today's rapidly evolving markets, one must sell on strength and purchase on weakness.

During 1995, we sold an apartment complex in suburban New Orleans, Louisiana. This asset dated back to the origins of the Trust. We sold the property because it was not part of our long-term strategy as to location and quality. Given a strong market demand for apartments, the sale was at $12,000,000 and the Trust recognized a gain of $1,600,000. The proceeds have been fully reinvested in higher quality assets with improved gain potential. We also sold an industrial building in Nashville, Tennessee for a $1,400,000 profit. Originally acquired in 1992 for $3,431,000, our annual yield over a three-year holding period was 28%, including the gain.

Industrial properties represent our largest asset category. These properties are carried at $87,236,000 (34% of the portfolio) and produced a solid 13.3% return in 1995. Office properties are our second largest category. These properties represent 26% of our portfolio at $67,020,000 and produced a 10.5% yield in 1995. Retail, at $57,206,000 and likely to decline as a percent of assets, produced a return of 7.8%. Although we will consider selective retail sales, we will do so from strength and at such time as a property is favorably positioned for sale. The return on the retail portfolio should rise in 1996, providing an improving foundation for future valuation. The residential portfolio, now at $45,366,000 and our longest-held category,

[3 photos of buildings, with their respective captions:]

Bradlees, Peabody, MA
106,900 Square-Foot Retail Building

Fox Hills Apartments, Bloomfield, MI
346-Unit Residential Complex

555 Briarwood Circle, Ann Arbor, MI
80,000 Square-Foot Office Building

                                     [ 10 ]

[Photo of building & caption]
1925 Andover Street, Tewksbury, MA -- 189,200 Square-Foot R&D Building

yielded 12.2% in 1995. This sector is not likely to increase as an asset category in 1996 because entrance yields are 200 to 300 basis points below office and industrial entrance yields.

The benefits of diversification are apparent in the contribution of our quality apartments, where the rents can be adjusted annually, versus industrial and office buildings, where leases tend to run for longer terms. While the combined industrial and office portfolio produced a solid 12% in 1995, apartments owned through both years earned their keep, producing $426,000 more in net income in 1995 than was generated in 1994. Looking at the combined portfolio of fifty-two properties at fiscal year end, the yield was 11.3%, up from 10.9% last year. All yields, or returns, are calculated by dividing property operating income by the depreciated costs as of year end.

Updating leasing and occupancy, the commercial portfolio finished the year at a solid 97.5% leased. Our residential portfolio was also very solid at 96% occupancy. Commercial leases signed in 1995 totaled 657,500 square feet, with new lease rents up an average 4% over the prior rents. In addition, early lease renewals for 1996 expirations totaled 252,300 square feet. Remaining scheduled 1996 lease expirations and vacant space to lease at year end total 637,600 square feet, which is 14% of the commercial portfolio and represents a traditional annual turnover. Existing rental rates on the space expiring in 1996 indicate that the rents in place tend to be modestly below current market. As a result, we should be able to hold occupancy levels and, we hope to see some rental rate increases on renewals.

Dividends and Dividend Reinvestment Plan

With earnings and values demonstrating solid growth during the year, the quarterly dividend was increased in June 1995 from an annualized rate of $.88 to $.92 per share. The dividend was again increased to $.96 in December 1995. As noted, MGI has one of the best-covered dividends in the industry at 58% of 1995's FFO. At the $.96 annual dividend level, the pay out approximates estimated taxable income after depreciation charges. In computing taxable income, it should be noted that


**********************************[BAR CHART]**********************************
                           Dividend and FFO Per Share

                                      FFO          Dividend
                      1995           $1.65          $0.90
                      1994           $1.54          $0.86
                      1993           $1.42          $0.81
*******************************************************************************

                                     [ 11 ]
realized gains have frequently been deferred for tax purposes through property exchanges.

Our dividend rate is designed to provide the potential for periodic increases as the portfolio demonstrates continued earnings momentum and longer-term capital gains. Based on a conservative pay out and the ability to reinvest cash to improve our asset quality, capital gain creation should be a significant benefit over time.

The Trust's Dividend Reinvestment Plan implemented in October 1994 has thus far increased shareholders' equity by approximately $415,000. If you share my belief that the stock has been trading at a discount to the inherent value of the Trust's portfolio and view MGI as a long-term investment, the dividend reinvestment creates an advantageous way of building value. In addition, newly issued shares purchased for the Plan are at a 3% discount from market price. For shareholders who wish to join the Plan, we have enclosed a form for completion and mailing to our Plan Agent, the Bank of Boston, who will send you a Prospectus.

Outlook

In last year's Annual Report, we stated our objective of having a real estate portfolio value not less than $24 per share, net of debt, by the year 2000. This objective was reviewed in our annual update of the Trust's strategic plan. The update noted that the Trust's five-year total return of 200%, off a low base, has been impressive, but the challenges ahead must be identified and overcome just as they were five years ago. While respectful of these challenges, we have accomplished much and MGI appears to be well positioned for significant future opportunities.

As we move forward, the momentum of the existing portfolio should not be overlooked. Our acquisition prices appear to be materially below evolving values. Using conservative assumptions about value growth and cumulative cash retention, we project continuing solid momentum as to where MGI should be in the year 2000. Complementing this foundation for growth, we expect to acquire additional assets on a one-by-one basis, which is a relatively low-risk business. Such additional acquisitions should enhance our progress toward the base goals for the year 2000. With real estate entrance yields of 10% plus or minus and a reasonable likelihood of capital appreciation over that amount, continued acquisition performance should be rewarding. These rewards can be magnified with long-term mortgage debt at favorable rates. We view debt with respect and will limit leverage to an upper range of 40% to 45% of total assets, which appears to be less when viewed in light of the current asset values.

Against this solid foundation, MGI is likely to see expanding horizons of opportunity in the real estate arena. With MGI's rising income stream and momentum, which may not be common for all real estate entities, MGI will consider acquiring other portfolios, public or private. Such strategic acquisitions will be considered only if they accelerate the Trust's opportunities without jeopardizing growth in value for our shareholders.

                               /s/ W. Pearce Coues

                                W. Pearce Coues
                       Chairman of the Board of Trustees
                                January 22, 1996

                                     [ 12 ]

  The acquisition of One Andover Tech Center, a multi-tenant, Class A suburban office building complements the other two properties MGI owns in the Andover
     Tech Center Park. MGI is now the dominant owner in the Park, which is strategically located at the intersection of Interstate 495 and 93.

[Photo of One Andover Tech Center]

                                     [ 13 ]

                        MGI Properties 1995 Annual Report

                                   Summary of
                                   Properties

--------------------------------------------------------------------------------------------------------------------------------
                                                                      Scheduled
                                                                        Lease      Number
                                    Net Carrying Value   Percentage  Expirations     of                                 Lease
Industrial               Sq.Ft.      Dollars     Sq.Ft.    Leased   1995    1996   Tenants  Principal Tenant          Expiration
--------------------------------------------------------------------------------------------------------------------------------
Distribution and Manufacturing
Wilmington, MA          294,000   $ 6,922,000   $23.54    100%        --     --        4    Avon Dispatch                5/31/00
St. Louis, MO           200,600     4,045,000    20.16    100%       100%    --        2    Home Decorators              8/31/96
North Charleston, SC    191,900     2,312,000    12.05    100%        --     --        2    Mill Transportation         12/31/97
St. Louis, MO            95,700     2,158,000    22.54    100%        25%    --        2    S.P. Richards                8/31/98
Bedford, MA              93,200     2,420,000    25.97    100%        49%    --        3    Imaging Technology           7/25/96
Westwood, MA             77,400     1,460,000    18.86    100%        --    100%       1    PB Diagnostics               5/31/97
St. Louis, MO            61,300     1,498,000    24.44    100%        --     --        2    I.C.S. Diversified           4/15/97
St. Louis, MO            61,200     1,511,000    24.69    100%        --     --        1    Tyler Mountain Water        12/31/97
Blue Ash, OH             53,200       593,000    11.15    100%       100%    --        1    Aero Mailing                 2/28/96
St. Louis, MO            41,000     1,149,000    28.02    100%        --     --        2    Zepp Manufacturing           5/31/00
Blue Ash, OH             38,700       478,000    12.35    100%        --     --        1    Ethicon                      9/30/97
Research and Development
Tewksbury, MA           189,200    10,665,000    56.37    100%        --     --        1    Avid Technology              6/30/10
Andover, MA             128,400     6,282,000    48.93    100%        --     --        1    Hewlett Packard              7/31/99
Billerica, MA           122,300     4,713,000    38.54    100%        --     --        1    Precision Robots             7/31/02
Wilmington, MA          109,400     4,417,000    40.37    100%        --     --        3    United Shoe Machinery       12/31/01
Chelmsford, MA          108,500     4,611,000    42.50    100%        --     --        1    Telebit, Inc.                7/31/01
Andover, MA             105,500     6,949,000    65.87    100%        --     --        1    ISI Systems, Inc.            4/30/99
Northborough, MA        102,300     2,298,000    22.46    100%        --     24%       3    Folio, Inc.                 10/31/00
Wilmington, MA          100,200     2,518,000    25.13    100%        --     --        1    Datawatch                    4/30/99
Billerica, MA           100,000     4,182,000    41.82    100%        --     --        1    Bay Networks, Inc.           6/30/98
Chelmsford, MA           70,900     1,988,000    28.04    100%         5%     4%       6    W.J. Schaffer Assoc.         7/31/98
Bedford, MA              70,600     2,164,000    30.65    100%        --     --        1    Atex Publishing              7/31/98
Littleton, MA            66,500     2,367,000    35.59    100%        --     --        4    X-Rite                      12/31/97
Marlborough, MA          59,400     2,337,000    39.34    100%        --     --        4    Diebold Incorporated        11/30/02
Billerica, MA            60,000     2,048,000    34.13    100%        --     --        2    Bay Networks, Inc.           3/30/99
Billerica, MA            56,300     1,989,000    35.33    100%        --     --        1    Bay Networks, Inc.          12/31/99
St. Louis, MO            40,900     1,282,000    31.34    100%        --      3%       8    Southtowne Machining         4/30/98
St. Louis, MO            35,600     1,880,000    52.84    100%        57%    20%       3    Interlock Pharmacy Systems   5/31/96
--------------------------------------------------------------------------------------------------------------------------------
Total                 2,734,200   $87,236,000   $31.91    100%        13%     4%      63
================================================================================================================================

                                     [ 14 ]

                                   Summary of
                                   Properties

--------------------------------------------------------------------------------------------------------------------------------
                                                                      Scheduled
                                                                        Lease      Number
                                    Net Carrying Value   Percentage  Expirations     of                                 Lease
Office                   Sq.Ft.      Dollars     Sq.Ft.    Leased   1995    1996   Tenants  Principal Tenant          Expiration
--------------------------------------------------------------------------------------------------------------------------------
Somerset, NJ            178,500   $14,929,000   $83.64     96%        9%    57%         14   Merrill Lynch               6/30/97
Tampa, FL               122,400     9,271,000    75.74     83%        8%     1%         17   Bally's Health              6/30/00
Framingham, MA          107,000     7,257,000    67.82     98%       13%    17%         27   IDG Expo                   10/12/99
Boston, MA              106,000     8,732,000    82.38     90%        4%     8%         11   Cambridge Associates        4/26/99
Andover, MA              97,700     7,653,000    78.34     95%       --     --          10   Computer Associates        12/31/02
Ann Arbor, MI            80,000     6,760,000    84.50    100%       --     --           4   Comshare                    2/28/05
Naperville, IL           65,300     4,534,000    69.43     96%        5%    --          15   Eby Brown                   6/30/04
Greenville, SC           48,600     2,208,000    45.43     90%       31%     4%         26   S.C. Tax Commission         6/30/96
Greenville, SC           46,000     1,605,000    34.97     54%       --      3%          6   S.C. Voc. Rehab. Dept.          TAW
Boston, MA               37,700     1,900,000    50.40     86%       34%    --          13   ML Securities               9/30/99
Boston, MA               27,100     1,325,000    48.89     83%        8%    --           8   Winthrop Law                2/28/98
Charlotte, NC            16,300       846,000    51.90    100%       47%    --           2   Comprehensive Medical       9/21/96
--------------------------------------------------------------------------------------------------------------------------------
Total                   932,600   $67,020,000   $71.86     91%        9%    14%        153
================================================================================================================================
Retail
Aurora, IL              313,000   $26,983,000   $86.21     93%       26%     2%         26   Best Buy                    8/31/10
Baltimore, MD           134,800     6,471,000    48.00    100%       --      4%         16   K mart Corp.                1/30/05
Nashville, TN           111,400     3,792,000    34.04     95%       --      1%          8   Burlington Coat Factory     1/31/10
Peabody, MA             106,900    10,410,000    97.38    100%       --     --           1   Bradlees                   10/31/15
Tampa, FL               100,500     8,127,000    80.87     98%       12%    --          19   Publix Supermarket         11/30/06
Hagerstown, MD           40,200     1,423,000    35.40    100%       --     --           1   Giant Food Stores, Inc.    12/31/04
--------------------------------------------------------------------------------------------------------------------------------
Total                   806,800   $57,206,000   $70.90     96%       12%     2%         71
================================================================================================================================
                                    Net Carrying Value  Percentage
Apartment                 Units     Dollars   Per Unit    Leased
--------------------------------------------------------------------------------------------------------------------------------
Harrison Township, MI       376   $ 7,097,000   $18,875    96%
Bloomfield Hills, MI        346    14,381,000    41,564   100%
Tampa, FL                   264     7,732,000    29,288    94%
Laurel, MD                  237    11,293,000    47,650    93%
Tampa, FL                   112     4,863,000    43,420    98%
--------------------------------------------------------------------------------------------------------------------------------
Total                     1,335   $45,366,000   $33,981    96%
================================================================================================================================
                                        Net
Partnership               Units   Carrying Value
--------------------------------------------------------------------------------------------------------------------------------
Washington, DC (4%)         778     $  16,000
San Bruno, CA (2%)          430       225,000
--------------------------------------------------------------------------------------------------------------------------------
Total                     1,208      $241,000
================================================================================================================================


                                     [ 15 ]

                            Management's Discussion
                      and Analysis of Financial Condition
                           and Results of Operations
Liquidity

Shareholders' equity at November 30, 1995 was $180.5 million, compared to $176.1 million at November 30, 1994. The increase primarily reflects net income in excess of distributions. At November 30, 1995 financial liquidity was provided by $7.0 million in cash and investment securities and by unused lines of credit of $33.0 million. The $5.8 million decrease in cash and investment securities, from $12.9 million at November 30, 1994, reflects the Trust's investing activity during 1995. The principal sources and uses of funds in fiscal 1995 are summarized below:

Source of Funds
--------------------------------------------
Trust operations                 $19,300,000
Sales of real estate, net         16,900,000
New borrowing, net of fees,
  prepayments and amortization    12,600,000
--------------------------------------------
                                 $48,800,000
============================================

Use of Funds
--------------------------------------------
Real estate acquisitions         $38,300,000
Dividends                         10,300,000
Additions to real estate           4,400,000
Deferred tenant charges            1,600,000
--------------------------------------------
                                 $54,600,000
============================================

During 1995, the Trust acquired eight Massachusetts properties -- three office and five industrial buildings. In addition, upon the completion of construction, the Trust acquired title to a department store which was subject to the Trust's $10.2 million first mortgage construction loan and which had been previously reflected as an investment in real estate for financial reporting purposes. In December 1995, the Trust acquired three additional industrial buildings. A summary of real estate acquisitions is as follows:

Fiscal 1995 Acquisitions
----------------------------------------------------------------------
                                     Date       Square
                                   Acquired      Feet         Cost
----------------------------------------------------------------------
Industrial
Tewksbury, Massachusetts             3/95       189,200   $10,700,000
Northborough, Massachusetts          5/95       102,300     2,300,000
Marlborough, Massachusetts           6/95        59,400     2,400,000
Littleton, Massachusetts             9/95        66,500     2,400,000
Chelmsford, Massachusetts           10/95       108,500     4,600,000
Office
Boston, Massachusetts               12/94        37,700     1,900,000
Andover, Massachusetts              10/95        97,700     7,700,000
Boston, Massachusetts               11/95        27,100     1,300,000
Retail
Peabody, Massachusetts
  (Additions)                        8/95       106,900     5,000,000
----------------------------------------------------------------------
                                                795,300   $38,300,000
======================================================================

Fiscal 1996 Acquisitions through January 1996
----------------------------------------------------------------------
Industrial
Marlborough, Massachusetts          12/95        75,000   $ 2,800,000
Franklin, Massachusetts             12/95        83,500     3,800,000
Franklin, Massachusetts             12/95        65,300     3,200,000
----------------------------------------------------------------------
                                                223,800    $9,800,000
======================================================================

Mortgage and other loans payable totaled $84.5 million at November 30, 1995
(79% at fixed rates and 21% at floating rates), a net increase of $13.5 million compared to $71.0 million at November 30, 1994. During 1995, the Trust executed four mortgages totaling $29.0 million with an average effective interest rate of 7.8%. In addition, the Trust repaid $24.0 million of debt in conjunction with mortgage refinancings. The retired debt had an average effective rate of 9.1%. Scheduled payments of loan principal amortization and other payments totaled $1.5 million. In 1995, MGI increased its secured lines of credit by approximately $9.0 million, which increased the total lines of credit to $45.0 million. At November 30, 1995, the Trust had $12.0 million outstanding on its lines. Subsequent to year end, the Trust borrowed an additional $9.5 million from its lines which was used

                                     [ 16 ]

                            Management's Discussion
                      and Analysis of Financial Condition
                           and Results of Operations

to acquire the three industrial properties. Scheduled loan principal payments due within twelve months of November 30, 1995 total $7.8 million. MGI believes it will continue to be able to extend or refinance maturing mortgage loans upon satisfactory terms.

Other cash requirements in 1996 are distributions to shareholders, capital and tenant improvements and other leasing expenditures required to maintain MGI's current occupancy levels and other investment undertakings. During 1995, expenditures for capital and tenant improvements totaled $1.8 million and $2.5 million, respectively. Included in the amount for capital improvements are $0.4 million of costs associated with building renovations. During 1996, budgeted renovation costs are anticipated to aggregate $2.4 million, of which approximately $1.5 million is related to Boston office properties, the balance being associated with the partial remodeling of a Michigan apartment complex. Additionally, for 1996 the Trust has estimated recurring capital expenditures will total $1.1 million, including $0.6 million which pertains to interior and exterior improvements for its apartment complexes and $0.5 million for its commercial properties. The Trust has also budgeted $2.3 million for tenant improvements related to recently executed leases. The Trust is contractually committed to approximately $2.9 million of the 1996 capital and tenant improvement projects.

Principal sources of funds in the future are expected to be from property operations, mortgaging or refinancing of existing mortgages on properties and MGI's portfolio of investment securities. Other potential sources of funds include the proceeds of public or private offerings of additional equity or debt securities or the sale of real estate investments. The cost of new borrowings or issuances of equity securities will be measured against the anticipated returns of investments to be acquired with such funds. In lieu of proceeds from real estate sales or the sale of equity securities, it is presently anticipated that the purchase of additional properties in 1996 will be primarily financed by debt and, to a lesser extent, by cash flow from operations and short-term investments. MGI believes the combination of available cash and investment securities, the value of MGI's unencumbered properties and other resources are sufficient to meet its short- and long-term liquidity requirements.

Results of Operations
1995 Compared to 1994

Net income for 1995 of $14.3 million, or $1.25 per share, included a net gain of $3.2 million, or $.27 per share, which resulted from the sale of real estate investments. Net income for 1994 was $14.5 million, or $1.26 per share, which included a net gain of $4.5 million, or $.39 per share, resulting from similar sales. Income before net gains increased by $1.2 million to $11.2 million for 1995, compared to $10.0 million in 1994.

Funds from operations in 1995 totaled $19.0 million, or $1.65 per share, compared to $17.7 million, or $1.54 per share, in 1994. MGI defines funds from operations as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring, sales of property and similar non-cash items, depreciation and amortization charges and equity method partnership losses. MGI believes funds from operations is an appropriate supplemental measure of operating performance. The change in funds from operations is attributable to the same factors that affected income before net gains, with the exception of depreciation and amortization expense.

When comparing 1995 to 1994, the increase in income before net gains resulted principally from an increase in property operating income, which is defined as rental and other income less property operating expenses and real estate taxes. The change in property operating income reflects improvement in properties owned throughout both 1994 and 1995, as well as the effects resulting from the sales and acquisitions of properties.

Property Operating Income 1995 Compared to 1994
------------------------------------------------------
                                           Net Change
------------------------------------------------------
Properties held during 1994 and 1995      $   800,000
1995 and 1994 acquisitions                  3,200,000
1995 and 1994 sales                        (2,700,000)
------------------------------------------------------
                                          $ 1,300,000
======================================================

                                     [ 17

                             Management's Discussion
                      and Analysis of Financial Condition
                           and Results of Operations

The change in operating income from the property segments generally derives from the Trust's pattern of acquisitions and sales.

Property Operating Income Change by Segment
------------------------------------------------------
Industrial                                 $1,100,000
Office                                        600,000
Apartment                                    (300,000)
Retail                                       (100,000)
------------------------------------------------------
                                           $1,300,000
======================================================

The income growth in the industrial segment is primarily due to the twelve acquisitions completed during the prior two years. These properties added 1.4 million square feet to this segment which now totals 2.7 million square feet. The properties were near or at 100% occupancy throughout 1995, and the Trust executed 405,400 and 224,600 square feet of leases related to 1995 and 1996 expirations, respectively. Scheduled lease expirations for 1996 are 346,800 square feet.

The increase in the office segment reflects $0.3 million from the 1995 acquisitions and a $0.3 million improvement from the properties owned throughout both 1995 and 1994. The three 1995 acquisitions totaled 162,500 square feet and bring the office portfolio to 932,600 square feet. As two of the acquisitions occurred in the latter part of the fourth quarter, their earnings impact will not be appreciable until 1996. The increase in operating income from comparable properties is due to an improvement in occupancy and to a lesser extent rental rates. Average occupancy during 1995 was 90%, compared to 88% in 1994. The Trust executed 141,900 and 22,800 square feet of leases related to 1995 and 1996 expirations, respectively. Scheduled lease expirations for 1996 are 84,100 square feet.

The change in the apartment segment reflects improvement from comparable properties offset by the effect of property sales in 1994 and 1995. The comparable properties experienced a 4.5% increase in revenue, principally from an increase in rental rates, while operating expenses were relatively unchanged from 1994. This resulted in an increase in operating income of $0.4 million which was offset by the loss of income of $0.9 million from properties sold, when 1995 is compared to 1994. The Trust's interest in a Metairie, Louisiana apartment complex, which was sold in September 1995 for $12.0 million, had generated $1.1 million of operating income for the ten months it was owned during 1995. The Trust's partnership interests contributed an additional $0.2 million of income compared to 1994.

Operating income in the retail segment decreased slightly from 1994 due to charges associated with tenant terminations. During the latter part of the third quarter, the Trust acquired a Peabody, Massachusetts department store. The building is being leased by Bradlees, Inc., which filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Code in June 1995. In October 1995, Bradlees affirmed its lease with the Trust and subsequently began paying rent. The commencement and affirmation of the lease should help expand revenue for this segment. The Trust executed 115,100 square feet of leases during 1995. Scheduled lease expirations for 1996 are 94,500 square feet.

Also contributing to the change in income before net gains and funds from operations when 1995 is compared to 1994 is an increase in interest income which is due generally to higher interest rates on short-term investments during 1995. Depreciation expense increased due to the increase in the number of properties owned.

1994 Compared to 1993

Net income for 1994 of $14.5 million, or $1.26 per share, exceeded net income of $8.0 million, or $.75 per share, in 1993. Included in net income in 1994 was a net gain of $4.5 million, or $.39 per share, which resulted from the sale of real estate investments for an aggregate sales price of $25.2 million. Income before net gains increased 25% to $10.0 million for 1994, compared to $8.0 million in 1993. Funds from operations in 1994 totaled $17.7 million, or $1.54 per share, compared to $15.0 million, or $1.42 per share, in 1993.

A primary component of the change in income before net gains is property operating income. Property operating income increased by $4.2 million (20%) to $25.6 million in 1994 from $21.4 million in 1993. This increase is largely due to the 1993 and 1994 acquisitions which contributed $4.2 million and $1.1 million to the increase, respectively. These properties consist

                                     [ 18 ]

                             Management's Discussion
                       and Analysis of Financial Condition
                           and Results of Operations

of seventeen industrial and two office buildings totaling over 1.9 million square feet. Properties sold during 1994 reduced property operating income by less than $0.3 million. Property operating income for the balance of the portfolio, which the Trust owned as of the beginning of fiscal 1993, increased by $0.2 million to $16.1 million excluding $1.0 million of income received during 1993 in connection with the amendment and assignment of a lease at Yorkshire Plaza located in Aurora, Illinois.

With respect to the group of properties owned throughout all of 1993 and 1994, apartment property operating income improved by 6% largely due to increases in rental rates, with average occupancy at 94% for both 1993 and 1994. Industrial property operating income improved 20% due to an increase in occupancy. Overall, average occupancy for all industrial properties owned improved by 2% to 98% during 1994. The increases in property operating income from comparable apartment and industrial buildings were offset, however, by a $0.5 million decline from comparable office buildings. Average occupancy in office buildings declined from 94% in 1993 to 88% in 1994, primarily due to increased average vacancy at the suburban Chicago, Illinois and Somerset, New Jersey buildings during 1994. Retail property operating income was largely unchanged, excluding the $1.0 million lease amendment income received in 1993, and average occupancy increased modestly from 92% in 1993 to 93% in 1994.

The $7.3 million increase in rental and other income in 1994 compared to 1993 was principally the result of $1.5 million from the properties acquired in 1994, $6.8 million due to the partial-year ownership of properties acquired in 1993, offset by a decrease of $0.5 million due to the sale of properties in 1994 and a decrease of $0.5 million from the balance of the portfolio. Included in 1993 rental and other income, however, was $1.0 million of income received in connection with the lease amendment previously mentioned. Exclusive of this income, revenue in the group of properties which the Trust owned throughout all of 1993 and 1994 increased by $0.5 million. Rental income from the comparable portfolio of apartments and industrial buildings increased while revenue in the office segment declined due to factors similar to those affecting property operating income.

The $2.0 million increase in property operating expenses and the $1.2 million increase in real estate taxes in 1994 as compared to 1993, reflect primarily (i) $0.2 million and $0.3 million, respectively, attributable to the properties acquired in 1994, (ii) $1.7 million and $0.9 million, respectively, due to the buildings acquired in 1993 and (iii) $0.2 million and $0.1 million, respectively, from the balance of the portfolio, which are offset by the decreases of $0.1 million and $0.1 million, respectively, due to buildings sold in 1994. The $0.7 million increase in depreciation and amortization expense for 1994 when compared to 1993 was mostly due to partial-year ownership of the properties acquired in 1994 and 1993.

Three additional factors also contributed to the change in income before net gains and funds from operations when 1994 is compared to 1993. Interest income in 1994 reflects a decrease in the average outstanding balance of short-term investments. General and administrative expenses increased in 1994 primarily reflecting an increase in personnel and shareholder-related items. Interest expense increased reflecting a higher average level of debt outstanding.

During the past three fiscal years, the impact of inflation on MGI's operations and investment activity has not been significant.

Real estate investments and operations are subject to a number of factors, including changes in general economic climate, local conditions (such as an oversupply of space, a decline in effective rents or a reduction in the demand for real estate), competition from other available space, the ability of the owner to provide adequate maintenance, to fund capital and tenant improvements required to maintain market position and control of operating costs. In certain markets in which the Trust owns real estate, overbuilding and local or national economic conditions have combined to produce lower effective rents and/or longer absorption periods for vacant space. As the Trust re-leases space, certain effective rents may be less than those earned previously. Management believes its diversification by region and property type reduces the risks associated with these factors and enhances opportunities for cash flow growth and capital gains potential, although there can be no assurance thereof.

                                     [ 19 ]

                       MGI Properties 1995 Annual Report

                                  Consolidated
                                 Balance Sheets
--------------------------------------------------------------------------------
                                                            November 30,
                                                       ---------------------
                                                       1995             1994
--------------------------------------------------------------------------------
Assets
Real estate, at cost (notes 2, 3 and 4)          $ 293,469,000    $ 267,530,000
Accumulated depreciation and amortization          (36,375,000)     (32,029,000)
--------------------------------------------------------------------------------
Net investments in real estate                     257,094,000      235,501,000
Cash                                                 2,456,000        1,774,000
Short-term investments, at cost,
  which approximates market value
  (note 4)                                           4,589,000       11,118,000
Accounts receivable                                  3,354,000        2,901,000
Other assets                                         7,158,000        4,677,000
--------------------------------------------------------------------------------
                                                 $ 274,651,000    $ 255,971,000
================================================================================

Liabilities and Shareholders' Equity
Liabilities:
Mortgage and other loans payable
  (note 4)                                       $  84,506,000    $  70,954,000
Other liabilities                                    5,905,000        5,222,000
--------------------------------------------------------------------------------
Total liabilities                                   90,411,000       76,176,000

Deferred gain (note 2)                               3,700,000        3,700,000
Commitments (note 7)
Shareholders' equity (notes 5 and 6):
  Preferred shares -- $1 par value:
    6,000,000 shares authorized; none issued                --               --
  Common shares -- $1 par value:
    17,500,000 shares authorized;
    11,502,271 issued (11,465,842 at
    November 30, 1994)                              11,502,000       11,466,000
Additional paid-in capital                         166,348,000      165,921,000
Undistributed
  (distributions in excess of)
  net income                                         2,690,000       (1,292,000)
--------------------------------------------------------------------------------
Total shareholders' equity                         180,540,000      176,095,000
--------------------------------------------------------------------------------
                                                 $ 274,651,000    $ 255,971,000
================================================================================
See accompanying notes to consolidated financial statements.

                                     [ 20 ]

                       MGI Properties 1995 Annual Report

                                  Consolidated
                             Statements of Earnings
--------------------------------------------------------------------------------
                                                 Year Ended November 30,
                                         ---------------------------------------
                                             1995          1994          1993
--------------------------------------------------------------------------------
Income
Rental and other income                  $44,811,000   $43,422,000   $36,094,000
Interest                                     514,000       394,000       713,000
Other                                         64,000        64,000        91,000
--------------------------------------------------------------------------------
Total income                              45,389,000    43,880,000    36,898,000
--------------------------------------------------------------------------------
Expenses
Property operating expenses               12,348,000    12,437,000    10,457,000
Real estate taxes                          5,600,000     5,417,000     4,247,000
Depreciation and amortization              7,814,000     7,654,000     6,987,000
Interest                                   5,807,000     5,781,000     5,059,000
General and administrative                 2,651,000     2,580,000     2,191,000
--------------------------------------------------------------------------------
Total expenses                            34,220,000    33,869,000    28,941,000
--------------------------------------------------------------------------------
Income before net gains                   11,169,000    10,011,000     7,957,000
Net gains (note 2)                         3,150,000     4,480,000            --
--------------------------------------------------------------------------------
Net income                               $14,319,000   $14,491,000   $ 7,957,000
================================================================================

Per Share Data
Income before net gains                  $       .98         $ .87          $.75
Net gains                                        .27           .39            --
--------------------------------------------------------------------------------
Net income                                     $1.25         $1.26          $.75
================================================================================

Weighted average shares outstanding       11,487,677    11,450,451    10,574,104
================================================================================
See accompanying notes to consolidated financial statements.

                                     [ 21 ]

                       MGI Properties 1995 Annual Report

                                  Consolidated
                            Statements of Cash Flows


--------------------------------------------------------------------------------------------------------------
                                                                           Year Ended November 30,
                                                              ------------------------------------------------
                                                                   1995              1994              1993
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $ 14,319,000      $ 14,491,000      $  7,957,000
Adjustments to reconcile net income to
  net cash provided by operating activities:
Depreciation and amortization                                    7,814,000         7,654,000         6,987,000
Net gains                                                       (3,150,000)       (4,480,000)               --
Other                                                              323,000          (244,000)        1,524,000
--------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                       19,306,000        17,421,000        16,468,000
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of real estate                                    (38,302,000)      (31,786,000)      (40,963,000)
Additions to real estate                                        (1,825,000)       (2,157,000)       (1,688,000)
Tenant improvements                                             (2,542,000)       (1,051,000)         (984,000)
Deferred tenant charges                                         (1,634,000)         (581,000)         (528,000)
Net proceeds from sales of real estate interests                16,902,000        15,020,000                --
Other                                                             (289,000)           58,000           468,000
--------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                          (27,690,000)      (20,497,000)      (43,695,000)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares, net                           322,000           251,000        25,722,000
Repayment of mortgage and other loans payable                  (25,473,000)      (10,439,000)       (7,688,000)
Additions to mortgage and other loans payable, net              38,025,000        24,188,000        13,338,000
Cash distributions paid                                        (10,337,000)       (9,848,000)       (8,460,000)
--------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                        2,537,000         4,152,000        22,912,000
--------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and short-term investments      (5,847,000)        1,076,000        (4,315,000)
Cash and cash equivalents:
Beginning of year                                               12,892,000        11,816,000        16,131,000
--------------------------------------------------------------------------------------------------------------
End of year                                                   $  7,045,000      $ 12,892,000      $ 11,816,000
==============================================================================================================

See accompanying notes to consolidated financial statements.

                                     [ 22 ]

                        MGI Properties 1995 Annual Report

                                  Consolidated
                              Statements of Changes
                             in Shareholders'Equity

--------------------------------------------------------------------------------
                                                                  Undistributed
                                                    Additional   (Distributions
                                       Common        Paid-in      in Excess of)
                                       Shares        Capital       Net Income
--------------------------------------------------------------------------------
Balance at November 30, 1992     $   9,448,000   $ 142,060,000    $ (5,432,000)
Net income                                  --              --       7,957,000
Sale of common shares                2,000,000      23,640,000              --
Distributions (note 6)                      --              --      (8,460,000)
Options exercised and other                 --         (27,000)             --
--------------------------------------------------------------------------------
Balance at November 30, 1993        11,448,000     165,673,000      (5,935,000)
Net income                                  --              --      14,491,000
Dividend reinvestment and
  share purchase plan (note 5)           4,000          57,000              --
Distributions (note 6)                      --              --      (9,848,000)
Options exercised and other             14,000         191,000              --
--------------------------------------------------------------------------------
Balance at November 30, 1994        11,466,000     165,921,000      (1,292,000)
Net income                                  --              --      14,319,000
Dividend reinvestment and
  share purchase plan (note 5)          19,000         250,000              --
Distributions (note 6)                      --              --     (10,337,000)
Options exercised and other             17,000         177,000              --
--------------------------------------------------------------------------------
Balance at November 30, 1995     $  11,502,000   $ 166,348,000    $  2,690,000
================================================================================
See accompanying notes to consolidated financial statements.

                                     [ 23 ]

                        MGI Properties 1995 Annual Report

                              Notes to Consolidated
                              Financial Statements

1--Summary of Significant Accounting Policies

A. Consolidation

The consolidated financial statements of the Trust include the accounts of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

B. Income Taxes

The Trust intends to continue to qualify to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 and the related regulations. In order to qualify as a real estate investment trust for tax purposes, the Trust, among other things, must distribute to shareholders at least 95% of its taxable income. It has been the Trust's policy to distribute 100% of its taxable income to shareholders; accordingly, no provision has been made for Federal income taxes.

C. Income and Expense Recognition

Income and expenses are recorded using the accrual method of accounting for financial reporting and tax purposes. Income or loss from real estate partnerships is accounted for according to generally accepted accounting principles using either the cost method or the equity method.

D. Depreciation and Amortization

Real estate investments, excluding land costs, are depreciated using the straight-line method over estimated useful lives of 20 to 40 years. Tenant improvements are amortized over the shorter of their estimated useful lives or lease terms ranging from 1 to 20 years. Equipment is depreciated over a range from 5 to 20 years. Maintenance and repairs are charged to expense as incurred; major improvements are capitalized.

E. Statements of Cash Flows

For purposes of the statements of cash flows, all short-term investments with a maturity, at date of purchase, of three months or less are considered to be cash equivalents.

During 1994, the Trust sold seven industrial properties for $14.9 million in a single transaction. The properties were secured by a $10.2 million loan payable which was assigned to the purchaser at closing. Only the cash portion of the sale is reflected in the accompanying consolidated statement of cash flows.

Cash interest payments of $6.5 million, $5.8 million and $5.3 million were made for the years ended November 30, 1995, 1994 and 1993, respectively. During 1995, the Trust capitalized interest of $.4 million.

F. Fair Value of Financial Instruments

The Trust estimated the fair values of its financial instruments at November 30, 1995 using discounted cash flow analysis and quoted market prices. Such financial instruments include short-term investments, U.S. Government securities, mortgage and other loans payable and mortgage notes receivable which were received in connection with transactions not qualifying as sales for financial accounting purposes and accordingly not reflected in the Trust's consolidated balance sheet. The excess of the aggregate fair value of the Trust's financial instruments over their aggregate carrying amounts is not material.

G. Net Income Per Share

Net income per share is computed based on the weighted average number of common shares outstanding.

H. Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

                                     [ 24 ]

                        MGI Properties 1995 Annual Report

                              Notes to Consolidated
                              Financial Statements

2--Investments

A. Real Estate

A summary of real estate investments follows:

------------------------------------------------------------------------------------------
                                                Accumulated
                                 Buildings      Depreciation       Net Carrying Amount
                                    and             and        ---------------------------
Type of Investment      Land    Improvements    Amortization        1995           1994
------------------------------------------------------------------------------------------
Industrial      $ 19,432,000   $ 72,139,000   $  4,335,000     $ 87,236,000   $ 69,321,000
Office            15,254,000     63,128,000     11,362,000       67,020,000     55,332,000
Retail            23,647,000     40,401,000      6,842,000       57,206,000     47,760,000
Apartment          8,691,000     50,536,000     13,836,000       45,391,000     57,377,000
Construction
  in progress             --             --             --               --      5,470,000
Partnership               --             --             --          241,000        241,000
------------------------------------------------------------------------------------------
                $ 67,024,000   $226,204,000   $ 36,375,000     $257,094,000   $235,501,000
==========================================================================================

A discussion of certain real estate investments follows:

Effective August 1995, the Trust acquired title to the completed department store which was subject to the Trust's $10.2 million first mortgage construction loan. The building is being leased in its entirety by Bradlees, Inc. which filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Code in June 1995. In October 1995, Bradlees affirmed its lease with the Trust and subsequently began paying rent.

In 1982, the Trust sold its investment in a Michigan apartment complex and received a $15.5 million purchase money mortgage in a transaction that did not meet the conditions for a completed sale for financial accounting purposes. The loan was scheduled to mature in 1995, and the Trust agreed to extend the maturity until January 1997 on essentially the same terms including an interest rate of 7% and a provision for the Trust to receive at least 50% but not more than 60% of the shared appreciation value in excess of the outstanding note balance. In addition, the Trust's 35% ownership interest, direct and indirect, in the partnership owning this complex will increase to 46%. The Trust will retain a purchase option which will allow it to obtain a maximum equity interest of 100%. At November 30, 1995, the Trust carried this asset as a real estate investment at a net carrying value of $7.1 million, which excludes the gain from the sale.

With respect to a San Bruno, California partnership interest, the Trust is entitled to receive 50% of property cash flow and residuals through a 2% limited partnership interest (carrying value of $225,000) and has an option to increase its equity interest. In connection with a December 1991 refinancing by the partnership, the Trust has deferred the recognition of a gain of $3.7 million. Prior to the completion of the December 1991 transaction, a 1976 sale had not met the conditions for a completed sale and the Trust carried this property as a real estate investment for financial reporting purposes. In addition, the Trust has a loan receivable from the partnership with a $3.1 million tax basis. Such loan is not recorded in the accompanying financial statements.

B. Net Gains

In 1995, the Trust recognized gains of $3.2 million principally from the sale of one industrial building and the repayment of its loan on a Metairie, Louisiana apartment complex that had been carried as real estate owned for financial reporting purposes.

In 1994, the Trust sold nine properties and one real estate partnership interest with an aggregate net carrying value of $20.7 million for an aggregate net sales price of $25.2 million, resulting in gains totalling $4.5 million.

                                     [ 25 ]

                       MGI Properties 1995 Annual Report

                              Notes to Consolidated
                              Financial Statements

3--Leases

All leases relating to real estate investments are operating leases; accordingly, rental income is reported when earned.

Future minimum lease payments on noncancelable operating leases at commercial properties at November 30, 1995 are: $30.3 million in 1996, $25.9 million in 1997, $20.9 million in 1998, $16.6 million in 1999, $11.7 million in 2000, and
$64.5 million thereafter.

The above amounts do not include contingent rental income which is received under certain leases based upon tenant sales, ad valorem taxes, property operating expenses and/or costs to maintain common areas. Contingent rental income was $5.6 million in 1995, $5.4 million in 1994 and $3.4 million in 1993.

Operating leases on apartments generally have a term of one year or less.

4--Mortgage and Other Loans Payable
Mortgage and other loans payable at November 30 follow:

--------------------------------------------------------------------------------
                                                        1995           1994
--------------------------------------------------------------------------------
Mortgage loans, maturing 2000 through 2014,
  at effective interest rates ranging from
  7.56% to 8.85%                                     $66,756,000    $52,224,000
Mortgage loan at an effective variable
  interest rate of 8.1% at November 30, 1994                  --     10,884,000
Housing revenue bond, maturing 2007,
  at 5.70% and 5.40% at November 30, 1995
  and 1994, respectively                               5,750,000      5,750,000
Amounts outstanding under lines of credit,
  at an effective interest rate of 8.40% and 9.10%
  at November 30, 1995 and 1994, respectively         12,000,000      2,000,000
Other, with interest at 7.50% at November 30, 1994            --         96,000
--------------------------------------------------------------------------------
                                                     $84,506,000    $70,954,000
================================================================================
Weighted average interest rate                              7.99%          8.48%
================================================================================

The mortgage loans payable are nonrecourse and are collateralized by certain real estate investments having a net carrying value of $107 million and the Trust's guarantee of $4.5 million. Loans require monthly principal amortization and/or a balloon payment at maturity.

The housing revenue bond is tax exempt and is secured by real estate having a net carrying value of $4.8 million. The bond is also secured by a letter of credit which is collateralized by $2.6 million of short-term investments and U.S. Government securities. The Trust has also guaranteed $3.0 million of the debt. The base interest rate floats weekly and was 3.75% at November 30, 1995 (an effective interest rate of 5.7% due to the payment of fees).

The Trust has lines of credit of $30.0 million and $15.0 million maturing August 1998 and June 1996, respectively. Both credit agreements contain restrictive covenants which, among other things, require the Trust to maintain certain financial ratios and restrict the incurrence of certain indebtedness and the making of certain investments. Borrowings under the lines are secured by mortgage and security interests in real estate having a net carrying value of $53.1 million and are subject to a variable interest rate. A fee in the amount of .25% per annum is charged on the unused amounts.

Principal payments on mortgage and other loans payable due in the next five years and thereafter are as follows: $7.8 million in 1996, $1.9 million in 1997, $8.0 million in 1998, $2.2 million in 1999, $13.9 million in 2000, and $50.7 million thereafter.

                                     [ 26 ]

                       MGI Properties 1995 Annual Report

                              Notes to Consolidated
                              Financial Statements

5--Shareholders' Equity

A. Stock Option Plans

Under the Trust's 1994 and 1988 stock option plans for key employees and Trustees (the "Plans"), incentive stock options with or without stock appreciation rights or nonqualified options and related stock appreciation rights may be granted to employees, and nonqualified options may be granted to Trustees. Under the Plans, options may be granted at an exercise price not less than fair market value of the Trust's common shares on the date of grant. Changes in options outstanding during the years ended November 30 were as follows:

----------------------------------------------------------
                            1995       1994         1993
----------------------------------------------------------
Balance at
  beginning of year       549,632     464,532     467,000
Granted                   132,000     101,000      24,000
Exercised                  (7,221)    (15,900)    (14,468)
Expired                    (5,000)         --     (12,000)
----------------------------------------------------------
Balance at end of year    669,411     549,632     464,532
==========================================================
Shares reserved for
  granting future
  options                 458,325     590,325     121,325
==========================================================

The weighted average exercise price per option at November 30, 1995, 1994 and 1993 was $13.02, $12.62 and $12.16, respectively. The shares reserved expire by April 2004 and all outstanding options expire by April 2005. Of the options granted in fiscal 1995, 56,000 became exercisable in December 1995. Subsequent to November 30, 1995, 132,500 options were granted, of which half are currently exercisable and half are exercisable in December 1996. All other options outstanding are currently exercisable.

B. Shareholder Rights Plan

On June 21, 1989, the Board of Trustees adopted a shareholder rights plan. Under this plan, one right was attached to each outstanding common share on July 5, 1989, and one right will be attached to each share issued thereafter. Each right entitles the holder to purchase, under certain conditions, one one-hundredth of a share of Series A participating preferred stock for $60. The rights may also, under certain conditions, entitle the holders to receive common shares of the Trust, common shares of an entity acquiring the Trust, or other consideration, each having a value equal to twice the exercise price of each right ($120). One hundred fifty thousand preferred shares have been designated as Series A participating preferred shares and are reserved for issuance under the shareholder rights plan. The rights are redeemable by the Trust at a price of $.01 per right. If not exercised or redeemed, all rights expire in July 1999.

C. Dividend Reinvestment and Share Purchase Plan

Under the Trust's Dividend Reinvestment and Share Purchase Plan shareholders of record who own 100 shares or more have the option of electing to receive, in full or in part, dividends in the form of MGI shares in lieu of cash. The price of shares purchased with reinvested dividends is at a 3% discount in the case of newly issued shares. If MGI purchases shares in the open market for the plan, the price for such shares is 100% of the average purchase price paid. Participants in the plan may make additional cash purchases of shares at the same price as shares purchased through the reinvestment of dividends. During the years ended November 30, 1995 and 1994 the Trust issued 18,828 shares and 4,121 shares of common stock through its Dividend Reinvestment and Share Purchase Plan, respectively.

D. Common Stock Offering

In May 1993 the Trust sold 2,000,000 shares of common stock in a public offering for a price of $13.785 per share. The Trust received net proceeds of $25.6 million after the underwriting discount and offering costs.

                                     [ 27 ]

                        MGI Properties 1995 Annual Report

                              Notes to Consolidated
                              Financial Statements

6--Cash Distributions and Federal Income Taxes

The difference between taxable income and net income reported in the consolidated financial statements is due principally to reporting certain gains for tax purposes under the installment method, use of net operating loss carryforwards available and differences in depreciation and in the basis of real estate sold as reported for tax and financial statement purposes.

The Trust made cash distributions of ordinary income and capital gains of $.90 per share ($10.3 million) in 1995, and cash distributions of ordinary income and capital gains of $.86 per share ($9.8 million) in 1994 and cash distributions of ordinary income of $.81 per share ($8.5 million) in 1993.

On December 19, 1995, the Trust declared a dividend of $.24 per share payable on January 12, 1996 to shareholders of record on January 5, 1996.

7--Commitments

As of November 30, 1995, the Trust had commitments to purchase three industrial buildings located in Massachusetts totaling 224,000 square feet for an aggregate purchase price of $9.8 million. The three acquisitions were completed in December 1995. In addition, the Trust is contractually committed to approximately $2.9 million of capital and tenant improvement which are expected to be completed during 1996.

8--Quarterly Financial Information (Unaudited)

Quarterly results of operations for the years ended
November 30, 1995 and 1994 follow:
--------------------------------------------------------------------------------
                                                  Quarter Ended
                           -----------------------------------------------------
1995                       February 28      May 31      August 31    November 30
--------------------------------------------------------------------------------
Total income               $10,937,000   $11,299,000   $11,295,000   $11,858,000
Total expenses               8,331,000     8,379,000     8,462,000     9,048,000
--------------------------------------------------------------------------------
Income before net gains      2,606,000     2,920,000     2,833,000     2,810,000
Net gains                    1,400,000            --            --     1,750,000
--------------------------------------------------------------------------------
Net income                 $ 4,006,000   $ 2,920,000   $ 2,833,000   $ 4,560,000
================================================================================
Net income per share              $.35          $.25          $.25          $.40
================================================================================

                                                  Quarter Ended
                           -----------------------------------------------------
1994                       February 28      May 31      August 31    November 30
--------------------------------------------------------------------------------
Total income               $10,816,000   $10,953,000   $11,117,000   $10,994,000
Total expenses               8,369,000     8,573,000     8,530,000     8,397,000
--------------------------------------------------------------------------------
Income before net gains      2,447,000     2,380,000     2,587,000     2,597,000
Net gains                      450,000            --     2,700,000     1,330,000
--------------------------------------------------------------------------------
Net income                 $ 2,897,000   $ 2,380,000   $ 5,287,000   $ 3,927,000
================================================================================
Net income per share              $.25          $.21          $.46          $.34
================================================================================

                                     [ 28 ]

                       MGI Properties 1995 Annual Report
                                  Independent
                                Auditors' Report

To the Board of Trustees and Shareholders of MGI Properties:

We have audited the accompanying consolidated balance sheets of MGI Properties and subsidiaries as of November 30, 1995 and 1994, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1995. These consolidated financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MGI Properties and subsidiaries as of November 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended November 30, 1995 in conformity with generally accepted accounting principles.
                                                       /s/ KPMG Peat Marwick LLP
Boston, Massachusetts
December 29, 1995

                                     [ 29 ]

                        MGI Properties 1995 Annual Report
                                    Selected
                                 Financial Data*

---------------------------------------------------------------------------------------------------------------
                                                              Five Years Ended November 30,
                                       ------------------------------------------------------------------------
                                            1995           1994          1993            1992           1991
---------------------------------------------------------------------------------------------------------------
Summary of Operations
Rental and other income                $ 44,811,000   $ 43,422,000   $ 36,094,000   $ 27,928,000   $ 30,662,000
Property operating expenses and
    real estate taxes                    17,948,000     17,854,000     14,704,000     11,442,000     12,442,000
---------------------------------------------------------------------------------------------------------------
                                         26,863,000     25,568,000     21,390,000     16,486,000     18,220,000
Interest and other income                   578,000        458,000        804,000      2,661,000      2,469,000
Less expenses:
Depreciation and amortization             7,814,000      7,654,000      6,987,000      5,996,000      5,974,000
Interest                                  5,807,000      5,781,000      5,059,000      5,511,000      6,429,000
General and administrative                2,651,000      2,580,000      2,191,000      2,036,000      2,108,000
---------------------------------------------------------------------------------------------------------------
Income before net gains                  11,169,000     10,011,000      7,957,000      5,604,000      6,178,000
Net gains                                 3,150,000      4,480,000             --      1,644,000             --
---------------------------------------------------------------------------------------------------------------
Net income                             $ 14,319,000   $ 14,491,000   $  7,957,000   $  7,248,000   $  6,178,000
===============================================================================================================

Summary of Financial Position
Investments in real estate, at cost    $293,469,000   $267,530,000   $258,663,000   $209,905,000   $208,011,000
---------------------------------------------------------------------------------------------------------------
Total assets                           $274,651,000   $255,971,000   $246,700,000   $214,161,000   $217,428,000
---------------------------------------------------------------------------------------------------------------
Mortgage and other loans payable       $ 84,506,000   $ 70,954,000   $ 66,949,000   $ 60,571,000   $ 67,852,000
---------------------------------------------------------------------------------------------------------------
Total shareholders' equity             $180,540,000   $176,095,000   $171,039,000   $145,748,000   $145,873,000
---------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding      11,487,677     11,450,451     10,574,104      9,402,476      9,396,992
===============================================================================================================

Per Share Data
Income before net gains                       $ .98          $ .87          $ .75          $ .60          $ .66
Net gains                                       .27            .39             --            .17             --
---------------------------------------------------------------------------------------------------------------
Net income                                    $1.25          $1.26          $ .75          $ .77          $ .66
===============================================================================================================
Funds from operations                         $1.65          $1.54          $1.42          $1.24          $1.30
===============================================================================================================
Dividend                                      $ .90          $ .86          $ .81          $ .80          $ .80
===============================================================================================================

* The Selected Financial Data should be read in conjunction with the consolidated financial statements and the related notes appearing elsewhere herein.

                                     [ 30 ]

                       MGI Properties 1995 Annual Report
                             Officers and Trustees

OFFICERS

W. Pearce Coues
Chairman of the Board of Trustees and
Chief Executive Officer

Robert Ware
Executive Vice President

Phillip C. Vitali
Executive Vice President and Treasurer

Karl W. Weller
Senior Vice President

James P. O'Malley
Senior Vice President

Jean M. Harrington
Vice President and Secretary

David P. Morency
Controller

TRUSTEES

W. Pearce Coues
Chairman of the Board of Trustees and
Chief Executive Officer
Former President of National Association of Real Estate Investment Trusts, Inc.

George S. Bissell
Chairman of the Board,
Keystone Funds

Herbert D. Conant
Member of the Administrative-Audit Committee
Former Chairman,
The Turner Corporation

Francis P. Gunning, Esq.
Chairman of the Administrative-Audit Committee
Former Executive Vice President and General Counsel, Teachers Insurance and Annuity Association of America and College Retirement Equities Fund

Colin C. Hampton
Member of the Administrative-Audit Committee
Former Chairman and Chief Executive Officer, UNUM Corporation

George M. Lovejoy, Jr.
President and Director, Fifty Associates;
Director, Latin America Dollar Income Fund;
Director, Scudder World Income Opportunities Fund;
Trustee or Director
of Various Scudder Mutual Funds;
Former President, The Counselors
of Real Estate

Rodger P. Nordblom
Chairman and Director,
Nordblom Company;
Former President,
Society of Industrial and Office Realtors

                                     [ 31 ]

                       MGI Properties 1995 Annual Report

                                  Shareholder
                                  Information


ANNUAL MEETING

The Annual Meeting of the Shareholders will be held on March 21, 1996 at 10:00 A.M. in the Boston Harbor Hotel,
70 Rowes Wharf, Boston, Massachusetts.

STOCK LISTING

New York Stock Exchange -- Symbol MGI

MEMBER

National Association of Real Estate
Investment Trusts, Inc.

GENERAL COUNSEL

Olshan Grundman Frome &
Rosenzweig LLP

AUDITORS

KPMG Peat Marwick LLP


"MGI Properties",(R) "MGI"(R) and
"Mortgage Growth Investors"(R) are registered trademarks of MGI Properties.

[Recycle symbol] Recycled paper

FORM 10-K

Shareholders of MGI Properties may, without charge, request a copy of the Annual Report on Form 10-K as reported to the Securities and Exchange Commission. Written requests should be sent to:

Jean M. Harrington
Vice President and Secretary
MGI Properties
30 Rowes Wharf
Boston, Massachusetts 02110-3337

TRANSFER AGENT AND
REGISTRAR

Bank of Boston
c/o BostonEquiServe, L.P.
Transfer Processing
Mail Stop 45-01-20
P.O. Box 644
Boston, Massachusetts 02102-0644
617-575-3120 or 800-730-6001

Bank of Boston maintains shareholder records and can answer questions regarding shareholders' accounts. Shareholders wishing to transfer shares or to change the name on a certificate should contact Bank of Boston for instructions.

Share certificates are valuable and should be safeguarded, since replacement takes time and requires payment by the shareholder of a surety bond premium. If a certificate is lost, stolen, or destroyed, Bank of Boston should be notified. Registered mail should be used whenever a certificate is mailed.

DIVIDEND
REINVESTMENT PLAN

MGI Properties offers a Dividend Reinvestment and Share Purchase Plan which allows its shareholders to automatically invest dividends, as well as make voluntary cash payments for the purchase of additional shares. To receive more information, contact Bank of Boston (BostonEquiServe, L.P.): 617-575-3120 or 800-730-6001.

SHAREHOLDER INCOME TAX
INFORMATION

The 1995 quarterly allocation of dividends paid per share for individual shareholders' income tax purposes was as follows:

---------------------------------------------------
                            Long-Term
Date Paid      Ordinary      Capital         Total
in 1995         Income        Gain         Dividend
---------------------------------------------------
January 11      $.220           --          $.22
April 13         .220           --           .22
July 13          .230           --           .23
October 12       .011        $.219           .23
---------------------------------------------------
                $.681        $.219          $.90
===================================================

Shareholders should consult their individual tax advisors regarding the appropriate reporting of these dividend payments.

                                     [ 32 ]

[INSIDE BACK COVER]

[Stylized photo--looking up at decorative columns and other details of a building facade]

[BACK COVER]


                                Corporate Office
                                 30 Rowes Wharf
                        Boston, Massachusetts 02110-3337
                                  617-330-5335

                                Regional Office
                          Harrison Township, Michigan
                                  810-468-2690

[BUSINESS REPLY CARD--FRONT]

                                                            NO POSTAGE NECESSARY
                                                                 IF MAILED
                                                                   IN THE
                                                               UNITED STATES

BUSINESS REPLY MAIL
FIRST CLASS MAIL      PERMIT NO. 3736      BOSTON, MA

POSTAGE WILL BE PAID BY ADDRESSEE

Bank Of Boston
Dividend Reinvestment
MS: 45-01-20
P.O. Box 1681
Boston, Ma 02105-9867

[BUSINESS REPLY CARD--BACK]

Dividend
Reinvestment
Plan

MGI Properties offers a Dividend
Reinvestment Plan which enables its
shareholders to automatically invest
dividends, as well as make voluntary
cash payments towards the purchase of
additional shares.

Please send me a Prospectus and Enrollment Card for your Dividend Reinvestment Plan.

[ ] I am a registered shareholder with shares held in my name.

[ ] I am a shareholder with my shares held by a nominee such as a broker, bank or other similar organization.

Name:_________________________________________________________________________
                               (Type or print, please)
Address:______________________________________________________________________

City:__________________________________State:__________________Zip:___________

Telephone Number:_____________________________________________________________

Note: Even if your shares are held by a nominee (such as a broker, bank or other similar organization), you are eligible to participate in the Plan. However, you need to contact them for their specific enrollment procedures. You will only receive a Prospectus upon return of this card.